As filed with the Securities and Exchange Commission on June 9, 2022

Registration No. 333-256659

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Garrett Motion, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	6331	82-4873189
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

La Pièce 16, Rolle, Switzerland

+41 21 695 30 00

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Jerome P. Maironi

Senior Vice President, General Counsel and Corporate Secretary

Garrett Motion Inc.

La Pièce 16, Rolle, Switzerland

+41 21 695 30 00

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

John C. Kennedy, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

(212) 373-3000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No.1 to the Registration Statement on Form S-1 (File No. 333-256659) (the “Registration Statement”) previously filed by Garrett Motion Inc. (the “Company”) is being filed to, among other things, update and supplement the Registration Statement, as originally declared effective by the Securities and Exchange Commission (the “SEC”) on June 11, 2021, to (i) incorporate by reference the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on February 14, 2022, the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 15, 2022, the Company’s Definitive Information Statement on Schedule 14C filed with the SEC on February 9, 2022, the Company’s Additional Definitive Proxy Materials on Schedule 14A filed with the SEC on April 15, 2022, the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022 filed with the SEC on April 28, 2022, and the Company’s Current Reports on Form 8-K filed with the SEC on January 18, 2022, February 14, 2022, March 22, 2022 and May 27, 2022, to the extent such reports were filed and not furnished, (ii) remove certain persons from the Selling Security Holders table in the Registration Statement, and (iii) reflect other updated information about the Company.

The information included in this Post-Effective Amendment No. 1 to the Registration Statement updates and supplements the Registration Statement and the Prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable SEC registration fees were paid at the time of the filing of the Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 9, 2022

PROSPECTUS

GARRETT MOTION INC.

37,680,203 SHARES OF COMMON STOCK

219,552,835 SHARES OF SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK

219,552,835 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK

This prospectus relates to the offer and sale by the selling security holders identified in this prospectus (the “selling security holders”) of up to (i) 37,680,203 shares of our Series A Cumulative Convertible Preferred Stock (the “Series A Preferred Stock”), (ii) 219,552,835 shares of our common stock, par value $0.001 per share and (iii) 219,552,835 shares of our common stock issuable upon conversion of our Series A Cumulative Convertible Preferred Stock (the foregoing shares of common stock, the “Common Stock” and, together with the Series A Preferred Stock, the “Securities”) initially issued to the selling security holders in connection with our emergence from bankruptcy on April 30, 2021. We are not selling any Securities and we will not receive any proceeds from the sale of the Securities by the selling security holders. We have paid the fees and expenses incident to the registration of the Securities for sale by the selling security holders pursuant to the Registration Rights Agreement.

Our registration of the Securities covered by this prospectus does not mean that the selling security holders will offer or sell any of the Securities. The selling security holders may sell the Securities covered by this prospectus in a number of different ways and at varying prices. For information on the possible methods of sale that may be used by the selling security holders, you should refer to the section entitled “Plan of Distribution” beginning on page 40 of this prospectus.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus, including the information incorporated by reference into this prospectus, and any amendments or supplements carefully before you make your investment decision.

Our Common Stock and Series A Preferred Stock are quoted on the Nasdaq Global Select Market (“Nasdaq”) under the symbols “GTX” and “GTXAP”, respectively. On June 8, 2022, the last reported sale prices of our Common Stock and Series A Preferred Stock on Nasdaq, respectively, were $6.41 per share of Common Stock and $7.44 per share of Series A Preferred Stock.

Investing in our Securities involves a high degree of risk. See “Risk Factors” beginning on page 4 to read about factors you should consider before buying our Securities.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated                 , 2022.

We and the selling security holders have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the Securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in or incorporated by reference into this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of our Securities. Our business, financial condition, results of operations and prospects may have changed since that date.

Neither we nor the selling security holders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of Securities and the distribution of this prospectus outside the United States.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Unless the context otherwise requires, references in this prospectus to “the Company,” “we,” “our,” and “us” refer to Garrett Motion Inc., a Delaware corporation, and certain of its subsidiaries, unless the context otherwise requires, such as in the sections providing descriptions of the Securities offered in this prospectus.

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus, is not complete, and does not contain all of the information that you should consider before making your investment decision. You should carefully read the entire prospectus, including the documents incorporated by reference herein, which are described under “Incorporation by Reference of Certain Documents” and “Where You Can Find Additional Information.” You should also carefully consider, among other things, the information presented under the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” and the consolidated financial statements and the notes thereto before making an investment decision.

Overview

We design, manufacture and sell highly engineered turbocharger and electric-boosting technologies for light and commercial vehicle original equipment manufacturers and the global vehicle independent aftermarket as well as automotive software solutions. We are a global technology leader with significant expertise in delivering products across gasoline, diesel, natural gas and electric (hybrid and fuel cell) powertrains. We offer light vehicle gasoline, light vehicle diesel and commercial vehicle turbochargers that enhance vehicle performance, fuel economy and drivability. Building on our expertise in turbocharger technology, we have also developed electric-boosting technologies targeted for use in electrified powertrains, primarily hybrid and fuel cell vehicles. In addition, we have emerging opportunities in technologies, products and services that support the growing connected vehicle market, which include software focused on automotive cybersecurity and integrated vehicle health management. Our comprehensive portfolio of turbocharger, electric-boosting and connected vehicle technologies is supported by our five research and development centers, 11 close-to-customer engineering facilities and 13 factories, which are strategically located around the world. We also sell our technologies in the global aftermarket through our distribution network of more than 250 distributors covering 165 countries.

Corporate Information

Our Common Stock and Series A Preferred Stock are quoted on Nasdaq under the ticker symbols “GTX” and “GTXAP”, respectively. Our principal executive offices are located at La Pièce 16, Rolle, Switzerland 1180, and our telephone number is +41 21 695 30 00. Our website address is www.garrettmotion.com. Neither our website nor any information contained on our website is part of this prospectus.

THE OFFERING

Issuer	Garrett Motion Inc., a Delaware corporation.

Shares of Common Stock offered by the selling security holders	37,680,203 shares of Common Stock.

Common Stock outstanding	64,804,051 shares of Common Stock as of June 1, 2022.

Shares of Series A Preferred Stock offered by the selling security holders	219,552,835 shares of Series A Preferred Stock.

Shares of Series A Preferred Stock outstanding	245,655,745 shares of Series A Preferred Stock as of June 1, 2022.

Shares of Common Stock offered by the selling security holders issuable upon conversion of the Series A Preferred Stock	219,552,835 shares of Common Stock.

Selling security holders	Certain holders of our securities prior to our emergence from bankruptcy, including investment funds and other entities. See “Selling Security Holders” for further discussion.

Use of proceeds	We will not receive any proceeds from the sale of Securities by the selling security holders in this offering. See “Use of Proceeds.”

Dividend policy	Our Board of Directors (the “Board”) has not adopted a dividend policy with respect to our Common Stock. There can be no assurances that it will adopt a policy that contemplates paying cash dividends or other distributions with respect to our Common Stock, or that it will authorize share repurchases. In addition, restrictive covenants in certain debt instruments and preferred stock to which we are a party limit our ability to pay dividends or engage in share repurchases or redemptions, any of which may negatively impact the trading price of our Common Stock. Holders of our Series A Preferred Stock will be entitled to receive, when, as and if declared by a committee of disinterested directors of our Board out of funds legally available for such dividend, cumulative cash dividends at an annual rate of 11%, accumulating on a daily basis and payable quarterly on January 1, April 1, July 1 and October 1, respectively, in each year. Dividends on the Series A Preferred Stock will accumulate whether or not declared. The holders of Series A Preferred Stock are also entitled to participate in dividends paid and other distributions made to holders of Common Stock to the same extent as if such holders of Series A Preferred Stock had converted their shares of Series A Preferred Stock into shares of Common Stock. We have never declared a dividend on the Series A Preferred Stock, and as of June 1, 2022, the aggregate accumulated dividend on the Series A Preferred Stock was approximately $162 million. Furthermore, the terms of our Credit Agreement include restrictions on our ability to pay dividends or make distributions on, or redeem or otherwise acquire, the Common Stock and to pay certain participating dividends on the Series A Preferred Stock. See the discussion concerning dividends and restrictions in payment of dividends below under “Dividend Policy.”

Risk factors	Investing in our Common Stock or Series A Preferred Stock involves risks. You should read carefully the “Risk Factors” section of this prospectus for a discussion of factors that you should carefully consider before deciding to invest in shares of our Common Stock or Series A Preferred Stock.

Nasdaq ticker symbol for Common Stock	“GTX.”

Nasdaq ticker symbol for Series A Preferred Stock	“GTXAP.”

RISK FACTORS

An investment in the Securities involves a high degree of risk. You should carefully consider each of the risk factors set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, which are incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. Any of these risks and uncertainties could have a material adverse effect on our business, financial condition, cash flows and results of operations. If that occurs, the trading price of our Securities could decline materially and you could lose all or part of your investment.

The risks included in this prospectus and the documents we have incorporated by reference into this prospectus are not the only risks we face. We may experience additional risks and uncertainties not currently known to us, or as a result of developments occurring in the future. Conditions that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, cash flows and results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents that we incorporate by reference contain forward-looking statements. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act. All statements other than statements of historical fact contained in this prospectus, including without limitation statements regarding the below, are forward-looking statements:

•	our future results of operations and financial position;

•	the consequences of the Chapter 11 cases;

•	the anticipated impacts of the COVID-19 pandemic on our business;

•	anticipates impacts of the ongoing conflict between Russia and Ukraine;

•	expectations regarding the growth of the turbocharger and electric vehicle markets and other industry trends;

•	the sufficiency of our cash and cash equivalents;

•	anticipated sources and uses of cash;

•	anticipated investments in our business;

•	our business strategy;

•	our ability to carry out our business plan;

•	pending litigation;

•	anticipated interest expense;

•	the plans and objectives of management for future operations and capital expenditures;

•	the consequences of our recent emergence from bankruptcy;

•	our ability to carry out our business plan;

•	the future trading price of our stock;

•	our ability to pay preference dividends; and

•	future sales or other issuance of equity securities.

These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements contained in or incorporated by reference into this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the dates of such statements and are subject to a number of important factors that could cause actual results to differ materially from those in the forward-looking statements, including the factors described in the section titled “Risk Factors” herein and in our other filings with the SEC.

You should read this prospectus and the documents that we incorporate by reference herein completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements and by the cautionary statements appearing in the documents incorporated by reference herein. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

MARKET PRICE OF OUR SECURITIES

Our Common Stock is quoted on Nasdaq under the symbol “GTX” and has been trading since May 3, 2021. The Series A Preferred Stock is quoted on Nasdaq under the symbol “GTXAP” and has been trading since October 1, 2021. As of June 1, 2022, we had approximately 30,190 holders of record of our Common Stock and 38 holders of record of our Series A Preferred Stock, based on information provided by our transfer agent.

USE OF PROCEEDS

The selling security holders will receive all of the net proceeds from the sale of the Securities. We will not receive any of the proceeds from the sale of the Securities by the selling security holders.

DETERMINATION OF OFFERING PRICE

The selling security holders will determine at what price(s) they may sell the Securities offered by this prospectus, and such sales may be made at fixed prices, prevailing market prices at the time of the sale, varying process determined at the time of the sale, or negotiated prices.

DIVIDEND POLICY

Our Board has not adopted a dividend policy with respect to our Common Stock. There can be no assurances that it will adopt a policy that contemplates paying cash dividends or other distributions with respect to our Common Stock. Any future determinations relating to our dividend policies and the declaration, amount and payment of any future dividends on our Common Stock will be at the sole discretion of our Board, and, if we elect to pay such dividends in the future, we may reduce or discontinue entirely the payment of such dividends at any time. The Board may take into account general and economic conditions, our financial condition and operating results, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders, and such other factors as the Board may deem relevant. Furthermore, restrictive covenants in certain debt instruments and preferred stock to which we are a party, limit our ability to pay dividends or engage in share repurchases or redemptions, any of which may negatively impact the trading price of our Common Stock.

Holders of our Series A Preferred Stock will be entitled to receive, when, as and if declared by a committee of disinterested directors of our Board out of funds legally available for such dividend, cumulative cash dividends at an annual rate of 11%, accumulating on a daily basis and payable quarterly on January 1, April 1, July 1 and October 1, respectively, in each year. Such a dividend will not be declared at any time when consolidated EBITDA for the most recent four fiscal quarters for which financial statements of the Company are available is less than $425 million. Dividends on the Series A Preferred Stock will accumulate whether or not declared. Under the terms of our Series B Preferred Stock, a dividend on the Common Stock or Series A Preferred Stock may not be declared so long as the Company has not satisfied or cannot satisfy in full deferred redemption payments or the next scheduled redemption payment owed to holders of Series B Preferred Stock. The holders of Series A Preferred Stock are also entitled to participate in dividends paid and other distributions made to holders of Common Stock to the same extent as if such holders of Series A Preferred Stock had converted their shares of Series A Preferred Stock into shares of Common Stock.

We have never declared a divided on the Series A Preferred Stock, and as of June 1, 2022, the aggregate accumulated dividend on the Series A Preferred Stock was approximately $162 million.

In addition, under Delaware law, we may declare and pay dividends on our capital stock either out of our surplus, as defined in the relevant Delaware statutes, or if there is no such surplus, out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. If, however, our capital, computed in accordance with the relevant Delaware statutes, has been diminished by depreciation in the value of our property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, we are prohibited from declaring and paying out of such net profits any dividends upon any shares of our capital stock until the deficiency has been repaired.

Furthermore, the terms of the Certificate of Designations for the Series A Preferred Stock include restrictions on our ability to make dividend payments or distributions on, or redeem or otherwise acquire, shares of the Common Stock or certain future classes of preferred stock, while there are cumulative accrued and unpaid preference dividends on the Series A Preferred Stock, in each case subject to certain exceptions and carve-outs. Additionally, the terms of the Credit Agreement include restrictions on our ability to pay dividends or make distributions on, or redeem or otherwise acquire, the Common Stock and to pay certain participating dividends on the Series A Preferred Stock, subject to certain exceptions and carve-outs. See “Description of Capital Stock—Series A Preferred Stock—Dividends” below.

SELLING SECURITY HOLDERS

This prospectus relates to the offering for resale from time to time, in one or more offerings, of up to an aggregate of 37,680,203 shares of Common Stock owned by the selling security holders, 219,552,835 shares of Series A Preferred Stock and 219,552,835 shares of Common Stock issuable upon conversion of Series A Preferred Stock.

The Securities were obtained by the selling security holders named below pursuant to the Plan (as defined below). We are registering the Securities pursuant to the Registration Rights Agreement, as described under “Description of Capital Stock.”

The selling security holders may from time to time offer and sell pursuant to this prospectus any or all of the Securities owned by them, but make no representation that any of the Securities will be offered for sale.

The table below presents information regarding the selling security holders and the Securities that the selling security holders may offer and sell from time to time under this prospectus.

The following table sets forth:

•	the name of each selling security holder;

•

the number of shares of Common Stock or Series A Preferred Stock, as applicable, beneficially owned by each selling security holders prior to the sale of the Common Stock or Series A Preferred Stock, as applicable, covered by this prospectus;

•	the number of shares of Common Stock or Series A Preferred Stock, as applicable, that may be offered by each selling security holder for sale pursuant to this prospectus;

•

the number of shares of Common Stock or Series A Preferred Stock, as applicable, beneficially owned by each selling security holders following the sale of all of such selling security holder’s Common Stock or Series A Preferred Stock, as applicable, covered by this prospectus; and

•

the percentage of Common Stock (including, on an as-converted basis, the Series A Preferred Stock) beneficially owned by each selling security holder following the sale of all of such selling security holder’s Common Stock or Series A Preferred Stock, as applicable, covered by this prospectus.

All information with respect to selling security holders’ beneficial ownership of the Securities has been furnished by or on behalf of the selling security holders and is as of May 26, 2021. We believe, based on information supplied by the selling security holders, that except as may otherwise be indicated in the footnotes to the table below, the selling security holders have sole voting and dispositive power with respect to the Securities reported as beneficially owned by them. Because the selling security holders identified in the table may sell some or all of the Securities owned by them which is included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Securities, no estimate can be given as to the number of Securities available for resale hereby that will be held by the selling security holders upon termination of this offering. In addition, the selling security holders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the Securities it holds in transactions exempt from the registration requirements of the Securities Act after the date on which the selling security holders provided the information set forth on the table below. We have, therefore, assumed for the purposes of the following table, that the selling security holders will sell all of the Securities beneficially owned by them that is covered by this prospectus, but will not sell any other Securities that they may presently own. The percent of beneficial ownership for the selling security holders is based on 64,804,051 shares of our Common Stock outstanding as of June 1, 2022.

All information with respect to beneficial ownership by the selling security holders has been furnished by the respective selling security holders. We have not sought to independently verify such information.

The amounts and percentages of Securities beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. Except as otherwise indicated in the footnotes below, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated Securities and has not pledged any such Securities as security. Our Series A Preferred Stock is convertible into Common Stock, at the option of each holder, on January 1, April 1, July 1 and October 1 of each year.

Name of Selling Security Holder	Number of Shares of Common Stock Beneficially Owned Prior to Offering (1)(2)	Number of Shares of Common Stock Beneficially Owned Being Registered for Sale Pursuant to this Prospectus (2)	Number of Shares of Common Stock Issuable Upon Conversion of Series A Preferred Stock Beneficially Owned Prior to Offering (1) (3)	Number of Shares of Common Stock Issuable Upon Conversion of Series A Preferred Stock Beneficially Owned Being Registered for Sale Pursuant to this Prospectus (3)	Total Number of Shares of Common Stock Beneficially Owned After Offering(4)	Percentage of Common Stock Beneficially Owned After Offering(4)	Number of Shares of Series A Preferred Stock Beneficially Owned Prior to Offering(5)	Number of Shares of Series A Preferred Stock Beneficially Owned Being Registered for Sale Pursuant to this Prospectus	Number of Shares of Series A Preferred Stock Beneficially Owned After Offering(6)	Percentage of Shares of Series A Preferred Stock Beneficially Owned After Offering(6)
ATTESTOR VALUE MASTER FUND LP (7)	3,147,970	3,147,970	4,839,004	4,839,004	—	—	4,839,004	4,839,004	—	—
BAUPOST GROUP SECURITIES LLC (8)	3,575,000	3,575,000	27,308,160	27,308,160	—	—	27,308,160	27,308,160	—	—
CANARY SC MASTER FUND LP(9)	1,603,445	1,603,445	3,708,277	3,708,277	—	—	3,708,277	3,708,277	—	—
CENTERBRIDGE PARTNERS, L.P. (on behalf of its affiliates) (10)	3,390,000	3,390,000	66,207,182	66,207,182	—	—	66,207,182	66,207,182	—	—
CRESCENT 1 LP (11)	2,095,093	2,095,093	4,845,308	4,845,308	—	—	4,845,308	4,845,308	—	—
CRS MASTER FUND LP (12)	1,994,954	1,994,954	4,613,717	4,613,717	—	—	4,613,717	4,613,717	—	—
CYRUS 1740 MASTER FUND LP (13)	264,724	264,724	612,225	612,225	—	—	612,225	612,225	—	—
CYRUS OPPORTUNITIES MASTER FUND II LTD (14)	3,593,111	3,593,111	8,309,765	8,309,765	—	—	8,309,765	8,309,765	—	—
CYRUS SELECT OPPORTUNITIES MASTER FUND II LP (15)	41,955	41,955	97,029	97,029	—	—	97,029	97,029	—	—
CYRUS SELECT OPPORTUNITIES MASTER FUND LTD (16)	617,127	617,127	1,427,225	1,427,225	—	—	1,427,225	1,427,225	—	—
FIN CAPITAL PARTNERS LP (17)	446,955	446,955	684,045	684,045	—	—	684,045	684,045	—	—
HAWK RIDGE MASTER FUND LP (18)	2,336,564	2,336,564	3,686,595	3,686,595	—	—	3,686,595	3,686,595	—	—
KEYFRAME FUND I LP (20)	263,900	263,900	610,320	610,320	—	—	610,320	610,320	—	—
KEYFRAME FUND II LP (21)	225,226	225,226	520,879	520,879	—	—	520,879	520,879	—	—
KEYFRAME FUND III LP (22)	564,200	564,200	1,304,822	1,304,822	—	—	1,304,822	1,304,822	—	—
KEYFRAME FUND IV LP (23)	452,724	452,724	1,047,011	1,047,011	—	—	1,047,011	1,047,011	—	—
NEWTYN PARTNERS LP (24)	1,117,299	1,117,299	1,939,340	1,939,340	—	—	1,939,340	1,939,340	—	—
NEWTYN TE PARTNERS LP (25)	684,796	684,796	1,188,627	1,188,627	—	—	1,188,627	1,188,627	—	—
PC INVESTORS III LLC (30)	8,170	8,170	18,895	18,895	—	—	18,895	18,895	—	—
OAKTREE OPPORTUNITIES FUND XB HOLDINGS (DELAWARE), L.P. (26)	2,874,489	2,874,489	—	—	—	—	—	—	—	—
OAKTREE PHOENIX INVESTMENT FUND, L.P. (27)	—	—	1,904,762	1,904,762	—	—	1,904,762	1,904,762	—	—
OAKTREE VALUE OPPORTUNITIES FUND HOLDINGS, L.P. (28)	718,622	718,622	14,374,581	14,374,581	—	—	14,374,581	14,374,581	—	—
OCM OPPS GTM HOLDINGS, LLC (29)	—	—	52,555,471	52,555,471	—	—	52,555,471	52,555,471	—	—
PETERSON CAPITAL INVESTORS LLC (31)	1,675	1,675	3,874	3,874	—	—	3,874	3,874	—	—
SESSA CAPITAL MASTER LP (32)	6,912,204	6,912,204	16,592,834	16,592,834	—	—	16,592,834	16,592,834	—	—

Name of Selling Security Holder	Number of Shares of Common Stock Beneficially Owned Prior to Offering (1)(2)	Number of Shares of Common Stock Beneficially Owned Being Registered for Sale Pursuant to this Prospectus (2)	Number of Shares of Common Stock Issuable Upon Conversion of Series A Preferred Stock Beneficially Owned Prior to Offering (1) (3)	Number of Shares of Common Stock Issuable Upon Conversion of Series A Preferred Stock Beneficially Owned Being Registered for Sale Pursuant to this Prospectus (3)	Total Number of Shares of Common Stock Beneficially Owned After Offering(4)	Percentage of Common Stock Beneficially Owned After Offering(4)	Number of Shares of Series A Preferred Stock Beneficially Owned Prior to Offering(5)	Number of Shares of Series A Preferred Stock Beneficially Owned Being Registered for Sale Pursuant to this Prospectus	Number of Shares of Series A Preferred Stock Beneficially Owned After Offering(6)	Percentage of Shares of Series A Preferred Stock Beneficially Owned After Offering(6)
WHITEBOX MULT-STRATEGY PARTNERS LP (33)	750,000	750,000	1,152,887	1,152,887	—	—	1,152,887	1,152,887	—	—

*	Less than 1%.

(1)	Includes shares of Common Stock that are owned by the applicable selling security holder but not being registered.

(2)	Excludes shares of Common Stock issuable upon conversion of any shares of Series A Preferred Stock.

(3)	Excludes shares of Common Stock that are not issuable upon conversion of any shares of Series A Preferred Stock.

(4)

Includes shares of Common Stock issuable upon conversion of any shares of Series A Preferred Stock. Assumes the sale of all shares of Common Stock being registered for sale pursuant to this prospectus by the selling security holders and assumes the selling security holders do not acquire beneficial ownership of any additional shares of our Common Stock. The selling security holders are not obligated to sell any of the shares of our Common Stock covered by this prospectus.

(5)	Includes shares of Series A Preferred Stock that are owned by the applicable security holder but not being registered.

(6)

Assumes the sale of all shares of Series A Preferred Stock being registered for sale pursuant to this prospectus by the selling security holders and assumes the selling security holders do not acquire beneficial ownership of any additional shares of our Series A Preferred Stock. The selling security holders are not obligated to sell any of the shares of our Series A Preferred Stock covered by this prospectus.

(7)

These securities are beneficially owned by (1) Attestor Value Master Fund LP, a Cayman Islands exempted limited partnership (“Attestor”), as a result of its direct ownership of the Shares reported herein, (2) Attestor Value Fund GP Limited, a Cayman Islands exempted private limited company (“Attestor GP”), as the sole general partner of Attestor, (3) Attestor Capital Limited, a Cayman Islands exempted private limited company (“Attestor Capital”), as the manager to Attestor GP, (4) Attestor Limited, a private limited company registered in England and Wales (with company number 12080120) (“Attestor Limited”), as the investment manager to Attestor, and (5) Mr. Jan-Christoph Peters, as the sole director and sole indirect shareholder of Attestor Limited. Attestor, Attestor GP, Attestor Capital, Attestor Limited and Mr. Peters disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein, if any. The principal business office of Attestor Limited and Mr. Peters is 7 Seymour Street, London W1H 7JW, United Kingdom.

(8)

Held on behalf of entities affiliated with The Baupost Group, L.L.C. (“Baupost”). Baupost is a registered investment adviser and acts as the investment adviser to certain private investment limited partnerships on whose behalf these securities were indirectly purchased. Baupost Group GP, L.L.C. (“BG GP”), as the Manager of Baupost, and Seth A. Klarman, as the sole Managing Member of BG GP and a controlling person of Baupost, may be deemed to have beneficial ownership of the securities beneficially owned by Baupost. Baupost, BG GP and Seth A. Klarman have shared voting and investment power over these shares. BG GP and Mr. Klarman disclaim beneficial ownership of such securities except to the extent of their pecuniary interest therein, if any.

(9)

These securities are beneficially owned by (1) Canary SC Master Fund, L.P., a Delaware limited partnership (“CANM”), as a result of its direct ownership of shares of Common Stock and Series A Preferred Stock, (2) Cyrus Capital Partners, L.P., a Delaware limited partnership (“Cyrus Capital Partners”), as the investment manager of CANM, (3) Cyrus Capital Advisors, L.L.C., a Delaware limited liability company (“Cyrus Capital Advisors”), as the general partner of CANM, (4) Cyrus Capital Partners GP, L.L.C., a Delaware limited liability company (“Cyrus Capital GP”), as the general partner of Cyrus Capital Partners and the managing member of Cyrus Capital Advisors, and (5) Mr. Stephen C. Freidheim, as the Chief Investment Officer of Cyrus Capital Partners and the sole member and manager of Cyrus Capital GP. CANM, Cyrus Capital Partners, Cyrus Capital Advisors, Cyrus Capital GP and Mr. Freidheim disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein, if any. The address of each of the foregoing is 65 East 55th Street, 35th Floor, New York, New York, 10022.

(10)

CSCP III Cayman GP Ltd. (“CSCP III Cayman GP”) is the general partner of Centerbridge Special Credit Partners General Partner III, L.P. (“Special Credit III GP”), which is the general partner of Centerbridge Special Credit Partners III-Flex, L.P. (“SC III-Flex”), and may be deemed to share beneficial ownership over the securities held of record by SC III-Flex. As the director of CSCP III Cayman GP, Jeffrey H. Aronson may be deemed to share beneficial ownership with respect to the securities held of record by SC III-Flex. Such persons and entities expressly disclaim beneficial ownership of the securities held of record by SC III-Flex, except to the extent of any proportionate pecuniary interest therein. The address of each of CSCP III Cayman GP, Special Credit III GP, SC III-Flex and Mr. Aronson, respectively, is 375 Park Avenue, 11th Floor, New York, New York 10152. Centerbridge Credit GP Investors, L.L.C. (“Credit GP Investors”) is the sole director of Centerbridge Credit Cayman GP, Ltd. (“Credit Cayman GP”), which is the general partner of Centerbridge Credit Partners Offshore General Partner, L.P. (“Credit Partners Offshore GP”), which is the general partner of Centerbridge Credit Partners Master, L.P. (“Credit Partners Master”), and may be deemed to share beneficial ownership over the securities held of record by Credit Partners Master. As the managing member of Credit GP Investors, Jeffrey H. Aronson may be deemed to share beneficial ownership with respect to the securities held of record by Credit Partners Master. Such persons and entities expressly disclaim beneficial ownership of the securities held of record by Credit Partners Master, except to the extent of any proportionate pecuniary interest therein. The address of each of Credit GP Investors, Credit Cayman GP, Credit Partners Offshore GP, Credit Partners Master and Mr. Aronson, respectively, is 375 Park Avenue, 11th Floor, New York, New York 10152.

(11)

These securities are beneficially owned by (1) Crescent 1, L.P., a Delaware limited partnership (“CRES”), as a result of its direct ownership of shares of Common Stock and Series A Preferred Stock, (2) Cyrus Capital Partners, L.P., a Delaware limited partnership (“Cyrus Capital Partners”), as the investment manager of CRES, (3) Cyrus Capital Advisors, L.L.C., a Delaware limited liability company (“Cyrus Capital Advisors”), as the general partner of CRES, (4) Cyrus Capital Partners GP, L.L.C., a Delaware limited liability company (“Cyrus Capital GP”), as the general partner of Cyrus Capital Partners and the managing member of Cyrus Capital Advisors, and (5) Mr. Stephen C. Freidheim, as the Chief Investment Officer of Cyrus Capital Partners and the sole member and manager of Cyrus Capital GP. CRES, Cyrus Capital Partners, Cyrus Capital Advisors, Cyrus Capital GP and Mr. Freidheim disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein, if any. The address of each of the foregoing is 65 East 55th Street, 35th Floor, New York, New York, 10022.

(12)

These securities are beneficially owned by (1) CRS Master Fund, L.P., a Delaware limited partnership (“CRSM”), as a result of its direct ownership of shares of Common Stock and Series A Preferred Stock, (2) Cyrus Capital Partners, L.P., a Delaware limited partnership (“Cyrus Capital Partners”), as the investment manager of CRSM, (3) Cyrus Capital Advisors, L.L.C., a Delaware limited liability company (“Cyrus Capital Advisors”), as the general partner of CRSM, (4) Cyrus Capital Partners GP, L.L.C., a Delaware limited liability company (“Cyrus Capital GP”), as the general partner of Cyrus Capital Partners and the managing member of Cyrus Capital Advisors, and (5) Mr. Stephen C. Freidheim, as the Chief Investment Officer of Cyrus Capital Partners and the sole member and manager of Cyrus Capital GP. CRSM, Cyrus Capital Partners, Cyrus Capital Advisors, Cyrus Capital GP and Mr. Freidheim disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein, if any. The address of each of the foregoing is 65 East 55th Street, 35th Floor, New York, New York, 10022.

(13)

These securities are beneficially owned by (1) Cyrus 1740 Master Fund, L.P., a Delaware limited partnership (“C1740M”), as a result of its direct ownership of shares of Common Stock and Series A Preferred Stock, (2) Cyrus Capital Partners, L.P., a Delaware limited partnership (“Cyrus Capital Partners”), as the investment manager of C1740M, (3) Cyrus Capital Advisors, L.L.C., a Delaware limited liability company (“Cyrus Capital Advisors”), as the general partner of C1740M, (4) Cyrus Capital Partners GP, L.L.C., a Delaware limited liability company (“Cyrus Capital GP”), as the general partner of Cyrus Capital Partners and the managing member of Cyrus Capital Advisors, and (5) Mr. Stephen C. Freidheim, as the Chief Investment Officer of Cyrus Capital Partners and the sole member and manager of Cyrus Capital GP. C1740M, Cyrus Capital Partners, Cyrus Capital Advisors, Cyrus Capital GP and Mr. Freidheim disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein, if any. The address of each of the foregoing is 65 East 55th Street, 35th Floor, New York, New York, 10022.

(14)

These securities are beneficially owned by (1) Cyrus Opportunities Master Fund II, Ltd., a Delaware limited partnership (“COFII”), as a result of its direct ownership of shares of Common Stock and Series A Preferred Stock, (2) Cyrus Capital Partners, L.P., a Delaware limited partnership (“Cyrus Capital Partners”), as the investment manager of COFII, (3) Cyrus Capital Partners GP, L.L.C., a Delaware limited liability company (“Cyrus Capital GP”), as the general partner of Cyrus Capital Partners, and (5) Mr. Stephen C. Freidheim, as the Chief Investment Officer of Cyrus Capital Partners and the sole member and manager of Cyrus Capital GP. COFII, Cyrus Capital Partners, Cyrus Capital GP and Mr. Freidheim disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein, if any. The address of each of the foregoing is 65 East 55th Street, 35th Floor, New York, New York, 10022.

(15)

These securities are beneficially owned by (1) Cyrus Select Opportunities Master Fund II, L.P., a Delaware limited partnership (“CSOM2”), as a result of its direct ownership of shares of Common Stock and Series A Preferred Stock, (2) Cyrus Capital Partners, L.P., a Delaware limited partnership (“Cyrus Capital Partners”), as the investment manager of CSOM2, (3) Cyrus Capital Advisors, L.L.C., a Delaware limited liability company (“Cyrus Capital Advisors”), as the general partner of CSOM2, (4) Cyrus Capital Partners GP, L.L.C., a Delaware limited liability company (“Cyrus Capital GP”), as the general partner of Cyrus Capital Partners and the managing member of Cyrus Capital Advisors, and (5) Mr. Stephen C. Freidheim, as the Chief Investment Officer of Cyrus Capital Partners and the sole member and manager of Cyrus Capital GP. CSOM2, Cyrus Capital Partners, Cyrus Capital Advisors, Cyrus Capital GP and Mr. Freidheim disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein, if any. The address of each of the foregoing is 65 East 55th Street, 35th Floor, New York, New York, 10022.

(16)

These securities are beneficially owned by (1) Cyrus Select Opportunities Master Fund, Ltd, a Delaware limited partnership (“CSOM”), as a result of its direct ownership of shares of Common Stock and Series A Preferred Stock, (2) Cyrus Capital Partners, L.P., a Delaware limited partnership (“Cyrus Capital Partners”), as the investment manager of CSOM, (3) Cyrus Capital Partners GP, L.L.C., a Delaware limited liability company (“Cyrus Capital GP”), as the general partner of Cyrus Capital Partners, and (4) Mr. Stephen C. Freidheim, as the Chief Investment Officer of Cyrus Capital Partners and the sole member and manager of Cyrus Capital GP. CSOM, Cyrus Capital Partners, Cyrus Capital GP and Mr. Freidheim disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein, if any. The address of each of the foregoing is 65 East 55th Street, 35th Floor, New York, New York, 10022.

(17)

These securities are beneficially owned by (1) FIN Capital Partners LP, a Delaware limited partnership (“FCP”), as a result of its direct ownership of shares of Common Stock and Series A Preferred Stock, (2) Finn Management GP LLC, a Delaware limited liability company (“FMGP”), as the general partner of FCP, (3) FIN Capital Management LLC, a Delaware limited liability company (“FCM”), as the investment manager of FCP; and (4) Mr. Brian A. Finn, as manager of FCM and FMGP. FCP, FMGP, FCM and Mr. Finn disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein, if any. The address of each of the foregoing is 39 White Street, 3rd Floor, New York, NY 10013.

(18)

These securities are beneficially owned by (1) Hawk Ridge Master Fund, LP, a Delaware limited partnership (“Hawk Ridge”), as a result of its direct ownership of shares of Common Stock and Series A Preferred Stock, (2) Hawk Ridge Management, LLC, a Delaware limited liability company (“Hawk Ridge GP”), as the general partner of Hawk Ridge, (3) Hawk Ridge Capital Management, L.P., a Delaware limited partnership (“Hawk Ridge LP”), as the investment manager to Hawk Ridge, (4) Hawk Ridge Capital Management GP LLC, a Delaware limited liability company (“Hawk Ridge Capital GP”), as the general partner of Hawk Ridge LP, and (5) Mr. David G. Brown, as the portfolio manager of Hawk Ridge LP and sole member and manager of Hawk Ridge GP and Hawk Ridge Capital GP. Hawk Ridge, Hawk Ridge GP, Hawk Ridge LP, Hawk Ridge Capital GP and Mr. Brown disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein, if any. The address of each of the foregoing is 12121 Wilshire Blvd. Suite 900, Los Angeles CA 90025.

(19)	The address of Honeywell International Inc., is Honeywell International Inc., 300 South Tyron Street, Charlotte, North Carolina 28202

(20)

These securities are beneficially owned by (1) Keyframe Fund I, L.P., a Delaware limited partnership (“KFI”), as a result of its direct ownership of shares of Common Stock and Series A Preferred Stock, (2) Keyframe Capital Advisors, L.L.C., a Delaware limited liability company (“KCA”), as the general partner of KFI, (3) Keyframe Capital Partners, L.P., a Delaware limited partnership (“KCP”), as investment manager to KFI, (4) Keyframe Capital Partners GP, L.L.C., a Delaware limited liability company (“KCPGP”), as the general partner of KCP, and (5) John R. Rapaport, as the Chief Investment Officer and Managing Partner of KCP and the Managing Member of both KCA and KCPGP. KFI, KCA, KCP, KCPGP and Mr. Rapaport disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein, if any. The address of each of the foregoing is 65 East 55th Street, 35th Floor, New York, New York, 10022.

(21)

These securities are beneficially owned by (1) Keyframe Fund II, L.P., a Delaware limited partnership (“KFII”), as a result of its direct ownership of shares of Common Stock and Series A Preferred Stock, (2) Keyframe Capital Advisors, L.L.C., a Delaware limited liability company (“KCA”), as the general partner of KFII, (3) Keyframe Capital Partners, L.P., a Delaware limited partnership (“KCP”), as investment manager to KFII, (4) Keyframe Capital Partners GP, L.L.C., a Delaware limited liability company (“KCPGP”), as the general partner of KCP, and (5) John R. Rapaport, as the Chief Investment Officer and Managing Partner of KCP and the Managing Member of both KCA and KCPGP. KFII, KCA, KCP, KCPGP and Mr. Rapaport disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein, if any. The address of each of the foregoing is 65 East 55th Street, 35th Floor, New York, New York, 10022.

(22)

These securities are beneficially owned by (1) Keyframe Fund III, L.P., a Delaware limited partnership (“KFIII”), as a result of its direct ownership of shares of Common Stock and Series A Preferred Stock, (2) Keyframe Capital Advisors, L.L.C., a Delaware limited liability company (“KCA”), as the general partner of KFIII, (3) Keyframe Capital Partners, L.P., a Delaware limited partnership (“KCP”), as investment manager to KFIII, (4) Keyframe Capital Partners GP, L.L.C., a Delaware limited liability company (“KCPGP”), as the general partner of KCP, and (5) John R. Rapaport, as the Chief Investment Officer and Managing Partner of KCP and the Managing Member of both KCA and KCPGP. KFIII, KCA, KCP, KCPGP and Mr. Rapaport disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein, if any. The address of each of the foregoing is 65 East 55th Street, 35th Floor, New York, New York, 10022.

(23)

These securities are beneficially owned by (1) Keyframe Fund IV, L.P., a Delaware limited partnership (“KFIV”), as a result of its direct ownership of shares of Common Stock and Series A Preferred Stock, (2) Keyframe Capital Advisors, L.L.C., a Delaware limited liability company (“KCA”), as the general partner of KFIV, (3) Keyframe Capital Partners, L.P., a Delaware limited partnership (“KCP”), as investment manager to KFIV, (4) Keyframe Capital Partners GP, L.L.C., a Delaware limited liability company (“KCPGP”), as the general partner of KCP, and (5) John R. Rapaport, as the Chief Investment Officer and Managing Partner of KCP and the Managing Member of both KCA and KCPGP. KFIV, KCA, KCP, KCPGP and Mr. Rapaport disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein, if any. The address of each of the foregoing is 65 East 55th Street, 35th Floor, New York, New York, 10022.

(24)

These securities are beneficially owned by (1) Newtyn Partners, LP, a Delaware limited partnership (“NP”), with respect to the Shares directly and beneficially owned by it; (2) Newtyn Management, LLC, a New York limited liability company (“NM”), as the investment manager of NP; (3) Newtyn Capital Partners, LP, a Delaware limited partnership (“NCP”), as the general partner to NP; (4) Ledo Capital, LLC, a New York limited liability company (“Ledo”), as the general partner to NCP; and (5) Mr. Noah Levy, as managing member to NM. NM, NCP, Ledo and Mr. Levy disclaim beneficial ownership of such securities    except to the extent of their pecuniary interest therein, if any. The address of each of the foregoing is 60 East 42nd Street, 9th Floor, New York, New York 10165.

(25)

These securities are beneficially owned by (1) Newtyn TE Partners, LP, a Delaware limited partnership (“NTE”), with respect to the Shares directly and beneficially owned by it; (2) Newtyn Management, LLC, a New York limited liability company (“NM”), as the investment manager of NTE; (3) Newtyn Capital Partners, LP, a Delaware limited partnership (“NCP”), as the general partner to NTE; (4) Ledo Capital, LLC, a New York limited liability company (“Ledo”), as the general partner to NCP; and (5) Mr. Noah Levy, as managing member to NM. NM, NCP, Ledo and Mr. Levy disclaim beneficial ownership of such securities except to the extent of their pecuniary interest therein, if any. The address of each of the foregoing is 60 East 42nd Street, 9th Floor, New York, New York 10165.

(26)

The sole general partner of Oaktree Opportunities Fund Xb Holdings (Delaware), L.P. is Oaktree Fund GP, LLC. The sole managing member of Oaktree Fund GP, LLC is Oaktree Fund GP I, L.P. The sole general partner of Oaktree Fund GP I, L.P. is Oaktree Capital I, L.P. The sole general partner of Oaktree Capital I, L.P. is OCM Holdings I, LLC. The sole managing member of OCM Holdings I, LLC is Oaktree Holdings, LLC. The sole managing member of Oaktree Holdings, LLC is Oaktree Capital Group, LLC. Oaktree Capital Group, LLC is governed and controlled by its eleven-member board of directors. Each of the foregoing general partners, managing members, and directors, disclaims beneficial ownership of the securities except to the extent of their pecuniary interest therein (if any). The address of each of the foregoing is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.

(27)

The sole general partner of Oaktree Phoenix Investment Fund, L.P. is Oaktree Phoenix Investment Fund GP, L.P. The sole general partner of Oaktree Phoenix Investment Fund GP, L.P. is Oaktree Phoenix Investment Fund GP Ltd. The director of Oaktree Phoenix Investment Fund GP Ltd. is Oaktree Capital Management, L.P. The general partner of Oaktree Capital Management, L.P. is Oaktree Capital Management GP, LLC. The sole managing member of Oaktree Capital Management GP, LLC is Atlas OCM Holdings, LLC. Atlas OCM Holdings, LLC is governed and controlled by its eleven-member board of directors. Each of the foregoing general partners, managing members, and directors, disclaims beneficial ownership of the securities except to the extent of their pecuniary interest therein (if any). The address of each of the foregoing is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.

(28)

The sole general partner of Oaktree Value Opportunities Fund Holdings, L.P. is Oaktree Value Opportunities Fund GP, L.P. The sole general partner of Oaktree Value Opportunities Fund GP, L.P. is Oaktree Value Opportunities Fund GP Ltd. The director of Oaktree Value Opportunities Fund GP Ltd. is Oaktree Capital Management, L.P. The general partner of Oaktree Capital Management, L.P. is Oaktree Capital Management GP, LLC. The sole managing member of Oaktree Capital Management GP, LLC is Atlas OCM Holdings, LLC. Atlas OCM Holdings, LLC is governed and controlled by its eleven-member board of directors. The address of each of the foregoing is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.

(29)

The sole managing member of OCM Opps GTM Holdings, LLC is Oaktree Fund GP, LLC. The sole managing member of Oaktree Fund GP, LLC is Oaktree Fund GP I, L.P. The sole general partner of Oaktree Fund GP I, L.P. is Oaktree Capital I, L.P. The sole general partner of Oaktree Capital I, L.P. is OCM Holdings I, LLC. The sole managing member of OCM Holdings I, LLC is Oaktree Holdings, LLC. The sole managing member of Oaktree Holdings, LLC is Oaktree Capital Group, LLC. Oaktree Capital Group, LLC is governed and controlled by its eleven-member board of directors. Each of the foregoing general partners, managing members, and directors, disclaims beneficial ownership of the securities except to the extent of their pecuniary interest therein (if any). The address of each of the foregoing is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.

(30)

These securities are beneficially owned by (1) PC Investors III, L.P., a Delaware limited partnership (“PCI3”), as a result of its direct ownership of shares of Common Stock and Series A Preferred Stock, (2) Cyrus Capital Partners, L.P., a Delaware limited partnership (“Cyrus Capital Partners”), as the investment manager of PCI3, (3) Cyrus Capital Partners GP, L.L.C., a Delaware limited liability company (“Cyrus Capital GP”), as the general partner of Cyrus Capital Partners, and (4) Mr. Stephen C. Freidheim, as the Chief Investment Officer of Cyrus Capital Partners and the sole member and manager of Cyrus Capital GP. PCI3, Cyrus Capital Partners, Cyrus Capital GP and Mr. Freidheim disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein, if any. The address of each of the foregoing is 65 East 55th Street, 35th Floor, New York, New York, 10022.

(31)

These securities are beneficially owned by (1) Peterson Capital Investors, LLC, a Delaware limited liability company (“PCIN”), as a result of its direct ownership of shares of Common Stock and Series A Preferred Stock, (2) Cyrus Capital Partners, L.P., a Delaware limited partnership (“Cyrus Capital Partners”), as the investment manager of PCIN, (3) Cyrus Capital Partners GP, L.L.C., a Delaware limited liability company (“Cyrus Capital GP”), as the general partner of Cyrus Capital Partners, and (4) Mr. Stephen C. Freidheim, as the Chief Investment Officer of Cyrus Capital Partners and the sole member and manager of Cyrus Capital GP. PCIN, Cyrus Capital Partners, Cyrus Capital GP and Mr. Freidheim disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein, if any. The address of each of the foregoing is c/o Cyrus Capital Partners, L.P. 65 East 55th Street, 35th Fl, New York, NY 10022.

(32)

These securities are beneficially owned by (1) Sessa Capital (Master), L.P., a Cayman Islands exempted limited partnership (“Sessa Capital”), as a result of its direct ownership of shares of Common Stock and Series A Preferred Stock, (2) Sessa Capital GP, LLC, a Delaware limited liability company (“Sessa Capital GP”), as a result of being the sole general partner of Sessa Capital, (3) Sessa Capital IM, L.P., a Delaware limited partnership (“Sessa IM”), as a result of being the investment adviser for Sessa Capital, (4) Sessa Capital IM GP, LLC, a Delaware limited liability company (“Sessa IM GP”), as a result of being the sole general partner of Sessa IM, and (5) John Petry, as a result of being the manager of Sessa Capital GP and Sessa IM GP. Sessa Capital, Sessa Capital GP, Sessa IM, Sessa IM GP and Mr. Petry disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein, if any. The address of each of the foregoing is 888 Seventh Avenue, 30th Floor, New York, New York, 10019.

(33)

Whitebox General Partner LLC is the general partner of Whitebox Multi-Strategy Partners, LP, a Cayman Islands limited partnership. Whitebox General Partner LLC is owned by Robert Vogel, Jacob Mercer, Paul Roos, Paul Twitchell and Dyal Capital Partners II (B) LP. Messrs. Vogel, Mercer, Roos and Twitchell share voting and dispositive power over all of the shares of Whitebox General Partner LLC. Whitebox Advisors LLC is the investment manager of Whitebox Multi-Strategy Partners, LP and holds voting and disposable power over the shares. Whitebox Advisors LLC is owned by Robert Vogel, Jacob Mercer, Paul Roos, Paul Twitchell and Dyal Capital Partners II (A) LP. The address of these persons is 3033 Excelsior Blvd, Suite 500, Minneapolis, MN 55416. Whitebox General Partner LLC (“WBGP”), Whitebox Advisors LLC (“WBA”) and the individuals and entities listed above as owners of WBGP and WBA each disclaim beneficial ownership of the securities except to the extent of such entity or individual’s pecuniary interest therein, if any.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationship with Our Principal Stockholders Following the Offering

Except as disclosed below, none of the selling security holders has had any material relationships with the Company within the past three years.

On September 20, 2020, the Company and certain of its subsidiaries (together with the Company, the “Debtors”) filed voluntary petitions seeking relief under Chapter 11 of Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), to pursue a Chapter 11 plan of reorganization, which were jointly administered under the caption “In re Garrett Motion Inc., 20-12212” (the “Chapter 11 cases”). On April 26, 2021, the Debtors filed the proposed Amended Joint Plan of Reorganization (as amended, modified, or supplemented from time to time, the “Plan”), which was confirmed by the Bankruptcy Court on April 26, 2021, and on April 30, 2021 (the “Effective Date”), the Plan became effective in accordance with its terms and the Debtors emerged from the Chapter 11 cases.

Pursuant to the Plan and the Amended and Restated Plan Support Agreement, dated as of March 9, 2021, by and among the Company and the other parties thereto (“PSA”), the Investor Rights Agreement (as defined below) and the certificate of designations governing our Series B Preferred Stock, the following members of our Board have been designated to serve on the Board by certain of the selling security holders: (i) Steven Silver (who currently serves as Senior Managing Director and Co-Head of Private Equity at Centerbridge), Julia Steyn and Robert Shanks, who were designated by Centerbridge, (ii) Steven Tesoriere (who currently serves as Co-Portfolio Manager and Managing Director at Oaktree), Daniel Ninivaggi and D’aun Norman, who were designated by Oaktree, (iii) John Petry, who was designated by the Additional Investors (as defined in the PSA) and who founded Sessa Capital IM, L.P. (“Sessa Capital”) in 2012 and currently serves as its Managing Principal and (iv) Tina Pierce, who was designated by Honeywell and currently serves as Vice President and Chief Executive Officer of Honeywell Performance Materials and Technologies. Except as set forth above, the selling security holders are not directors, officers or employees of ours or affiliates of such persons.

Related Party Transactions

Transactions with Honeywell

We lease certain facilities and receive property maintenance services from Honeywell, which is the owner of our Series B Preferred Stock and appoints a director to our Board. We also contract with Honeywell for the occasional purchase of certain goods and services. Lease and service agreements were made at commercial terms prevalent in the market at the time they were executed. Our payments under our lease agreements with Honeywell were approximately $9 million during the fiscal year ended December 31, 2021 and approximately $2 million from the beginning of the fiscal year ended December 31, 2022 to the date of this proxy statement. Our payments under our bearings purchase and professional and other services agreements with Honeywell were less than $1 million in each of the same periods.

Second Amended and Restated Plan Support Agreement

On March 9, 2021, we entered into the PSA with Centerbridge, Oaktree, Honeywell and certain other investors and parties, which, on aggregate, held (at the time of the transactions in question) more than 5% of our registered securities, pursuant to which the Company agreed to reimburse such parties for their professional fees and expenses, subject to an interim cap on certain expenses of $25 million prior to the Company’s emergence from bankruptcy. Pursuant to the PSA, the Company reimbursed such investors and parties, who on aggregate beneficially owned 264,350,147 shares of our Common Stock and 225,464,670 shares of Series A Preferred Stock as of the Effective Date.

Replacement Equity Backstop Commitment Agreement

On March 9, 2021, we entered into a Replacement Equity Backstop Commitment Agreement (the “BCA”) with certain investors and parties, which, on aggregate, held (at the time of the transactions in question) more than 5% of our registered securities, pursuant to which the Company agreed to reimburse certain parties for all reasonable and documented out-of-pocket fees and expenses for all attorneys, accountants, other professionals, advisors and consultants incurred by those security holders or their affiliates in connection with the Company’s bankruptcy, subject to an interim cap of $25 million. Pursuant to the PSA and BCA, the Company reimbursed such investors and parties, who on aggregate beneficially owned 264,350,147 shares of our Common Stock and 225,464,670 shares of Series A Preferred Stock as of the Effective Date, in an aggregate amount of approximately $73.4 million.

Registration Rights Agreement

On April 30, 2021, we entered into a registration rights agreement (the “Registration Rights Agreement”) with the holders of our Common Stock and Series A Preferred Stock named therein to provide for resale registration rights for the holders’ Registrable Securities (as defined in the Registration Rights Agreement).

Pursuant to the Registration Rights Agreement, the Company agreed to file with the SEC the shelf registration statement of which this prospectus is a part for the offer and resale of Common Stock and Series A Preferred Stock held by Centerbridge, Oaktree and certain other investors and parties. The parties to the Registration Rights Agreement have customary underwritten offering and piggyback registration rights, subject to the limitations set forth therein. Under their underwritten offering registration rights, one or more of the parties to the Registration Rights Agreement holding, collectively, at least 7.5% of the aggregate number of Registrable Securities and Registrable Securities with an anticipated aggregate gross offering price (before deducting underwriting discounts and commissions) of at least $50 million have the right to demand that we file a registration statement with the SEC, and further have the right to demand that we effectuate the distribution of any or all of such holder’s Registrable Securities by means of an underwritten offering pursuant to an effective registration statement, subject to certain limitations described in the Registration Rights Agreement. The holders’ piggyback registration rights provide that, if at any time we propose to undertake a registered offering of our Common Stock, whether or not for our own account, we must give at least five business days’ notice to all holders of Registrable Securities to allow them to include a specified number of their Registrable Securities in the offering.

These registration rights are subject to certain conditions and limitations, including our right to delay or withdraw a registration statement under certain circumstances. We will generally pay all registration expenses in connection with our obligations under the Registration Rights Agreement, regardless of whether any Registrable Securities are sold pursuant to a registration statement. The registration rights granted in the Registration Rights Agreement are subject to customary indemnification and contribution provisions, as well as customary restrictions such as blackout periods and, if an underwritten offering is contemplated, limitations on the number of shares to be included in the underwritten offering that may be imposed by the managing underwriter.

For further description of the terms of the Registration Rights Agreement, please see “Description of Capital Stock – Registration Rights Agreement” below.

Investor Rights Agreement

On April 30, 2021, we entered into an Investor Rights Agreement (the “Investor Rights Agreement”) with Centerbridge, Oaktree and certain other investors party thereto including an affiliate of Sessa Capital (the “Additional Investors”), pursuant to which, subject to certain thresholds for beneficial share ownership, Centerbridge and Oaktree each have the right to designate three directors to our Board and the Additional Investors have the right to designate one director to our Board.

Pursuant to the Investor Rights Agreement, Centerbridge and Oaktree will each have a continuing right to designate three directors to the Board, subject to its (and permitted transferees’) beneficial ownership of at least 60% of their respective aggregate initial ownership interest as of the Effective Date (the “Initial Investor Interest”), at least one of which will not be employed by Centerbridge or Oaktree, as applicable, or their respective affiliates. If

Centerbridge or Oaktree, as applicable, beneficially own less than 60% but at least 40% of their respective Initial Investor Interest, then they will each have the right to designate at least two directors to the Board. If Centerbridge or Oaktree, as applicable, beneficially own less than 40% but at least 20% of their respective Initial Investor Interest, then they will each have the right to designate at least one director to the Board. If Centerbridge or Oaktree, as applicable, cease to own at least 20% of their respective Initial Investor Interest, then they will have no right to designate any directors to the Board.

Pursuant to the Investor Rights Agreement, the Additional Investors will have a continuing right to designate one director for election to the Board, subject to its (and permitted transferees’) beneficial ownership of at least 60% of their Initial Investor Interest. If the Additional Investors beneficially own less than 60% of their Initial Investor Interest, then they will have no right to designate any directors to the Board. The designee of the Additional Investors shall be the person nominated, separately and not jointly, by those Additional Investors holding at least 65% of the shares of Series A Preferred Stock held by the Additional Investors at such time. After the Additional Investors no longer have a right to designate a director as described above, if the Company becomes aware that at least 20% of the Series A Preferred Stock issued as of the Effective Date is held by stockholders other than Centerbridge and Oaktree, then the holders of a majority of the Series A Preferred Stock then outstanding (excluding Series A Preferred Stock held by Centerbridge and the Oaktree) will collectively have the right to designate one director to the Board.

Series B Preferred Stock Certificate of Designations

Pursuant to the Certificate of Designations for our Series B Preferred Stock, Honeywell has the right to elect or appoint one director to our Board until the first date on which certain amounts due to Honeywell under the terms of the Series B Preferred Stock are, on aggregate, equal to or less than $125.0 million.

Under the terms of the original Certificate of Designations for our Series B Preferred Stock, we were obligated to redeem an aggregate number of shares of Series B Preferred Stock equal to an aggregate redemption amount of $834.8 million, payable to Honeywell in annual cash installments beginning in 2022 and ending in 2030, subject to various conditions and put and call rights set forth in the Certificate of Designations for the Series B Preferred Stock.

On December 28, 2021, we elected to complete an early partial redemption of 345,988,497 shares of Series B Preferred Stock for an aggregate price of approximately $211 million, and on February 18, 2022, we elected to complete an early partial redemption of 217,183,244 shares of Series B Preferred Stock for an aggregate price of approximately $197 million. Following these early partial redemptions, we will be required by the amended and restated Certificate of Designations for the Series B Preferred Stock to make future scheduled redemptions of shares of Series B Preferred Stock in the amount of $18 million, $100 million, $100 million and $54 million, in the years 2024 to 2027, respectively, subject to various conditions and put and call rights set forth in the Certificate of Designations for the Series B Preferred Stock.

A dividend on the shares of Series A Preferred Stock or Common Stock may not be declared, and a distribution or other payment may not be made to holders thereof, so long as the Company has not satisfied or cannot satisfy in full deferred redemption payments or the next scheduled redemption payment owed to holders of Series B Preferred Stock.

Consultant Fee Letter

On April 26, 2021, we entered into a Consultant Fee Reimbursement Letter with Oaktree and its consultant (the “Fee Letter”). The Fee Letter was executed in order to document our agreement to (a) reimburse, pursuant to the PSA, Oaktree’s reasonable and documented fees and expenses incurred in its retention of the consultant in connection with the transactions contemplated by the PSA up to $112,500 and (b) facilitate Oaktree’s arrangements with the consultant to provide a co-investment opportunity in shares of Series A Preferred Stock with an aggregate subscription price of approximately $250,000, which Oaktree otherwise would have been entitled to acquire pursuant to the PSA.

Policy on Related Party Transactions

Our Board has adopted written policies and procedures (the “Policy”) for the review, approval and ratification of any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) (each, a “Related Person Transaction”) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any “Related Person” had, has or will have a direct or indirect material interest. Under the Policy, a “Related Person” includes (i) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director, executive officer or a nominee to become a director of the Company; (ii) any person (or group) who is the beneficial owner of more than 5% of any class of the Company’s voting securities; (iii) any immediate family member of any of the foregoing persons; and (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or of which any of the foregoing persons is a general partner or principal, or in which such person occupies a similar position, or in which such person has a 10% or greater beneficial ownership interest.

Prior to entering into any Related Person Transaction, the Related Person must provide notice to our General Counsel of the facts and circumstances of the proposed Related Person Transaction. The Policy calls for the proposed transaction to be assessed by the General Counsel and, if determined to be a Related Person Transaction, submitted to the Audit Committee for its consideration at the next Audit Committee meeting or, if the General Counsel, in consultation with the Chief Executive Officer or Chief Financial Officer, determines that it is not practicable or desirable to wait until the next Audit Committee meeting, to the Chair of the Audit Committee.

The Audit Committee or Chair of the Audit Committee, as applicable, will review and consider all the relevant facts and circumstances available, including but not limited to:

•	the benefits to the Company of the proposed transaction;

•

the impact on a director’s independence in the event the Related Person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; and

•

the availability of other sources for comparable products or services, the terms of the transaction including their fairness to the Company, and the terms available to unrelated third parties or to employees generally.

The Audit Committee (or the Chair of the Audit Committee) shall approve only those Related Person Transactions that are in, or are not inconsistent with, the best interests of the Company, as the Audit Committee (or its Chair) determines in good faith. From time to time, the Audit Committee shall review certain previously approved or ratified Related Person Transactions that remain ongoing in nature.

The Policy also deems certain transactions to be pre-approved or ratified under its terms, even if such transactions will exceed $120,000, including Related Person Transactions involving competitive bids, certain employment relationships or transactions approved by the Compensation Committee of the Board or another group of independent directors, certain transactions between the Company and Honeywell relating to the provision of ancillary services by Honeywell to the Company at facilities leased from Honeywell, and certain other transactions with Honeywell not exceeding $200,000 in aggregate per quarter.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of our capital stock that we may offer under this prospectus. It may not contain all the information that is important to you. For the complete terms of our Common Stock and preferred stock, please refer to our Certificate of Incorporation and Bylaws, which are incorporated by reference into the registration statement which includes this prospectus. The Delaware General Corporation Law (“DGCL”) may also affect the terms of these securities.

Authorized Capitalization

Under the Certificate of Incorporation, the Company’s authorized capital stock consists of 2,200,000,000 shares of capital stock, consisting of (i) 1,000,000,000 shares of Common Stock and (ii) 1,200,000,000 shares of preferred stock. As of June 1, 2022, the Company had 64,804,051 issued and outstanding shares of Common Stock, 245,655,745 issued and outstanding shares of Series A Preferred Stock and 271,628,259 issued and outstanding shares of Series B preferred stock, par value $0.001 per share (the “Series B Preferred Stock”). Pursuant to the Series A Certificate of Designations, the Company must reserve and keep available the full number of shares of Common Stock deliverable upon the conversion of all shares of Series A Preferred Stock then outstanding. Additionally, approximately 27 million shares of Common Stock are reserved for issuance in connection with equity awards that may be granted pursuant to the Company’s management equity compensation plan adopted by the Board on May 25, 2021 (the “MIP”).

Common Stock

Dividends

Holders of shares of the Common Stock are entitled to receive dividends when, as and if declared by the Board at its discretion out of funds legally available for that purpose, subject to the preferential rights of any preferred stock that may be outstanding. The timing, declaration, amount and payment of future dividends will depend on the Company’s financial condition, earnings, capital requirements and debt service obligations, as well as legal requirements, regulatory constraints, industry practice and other factors that the Board deems relevant. Under the terms of our Series A Preferred Stock, a dividend on our Common Stock (other than a dividend payable solely in Common Stock) may not be declared if (i) all cumulative accrued and unpaid preference dividends on all outstanding shares of Series A Preferred Stock have not been paid in full and the full dividend thereon due has not been paid or declared and set aside for payment, or (ii) all prior redemption requirements with respect to Series A Preferred Stock have not been complied with, in each case subject to certain exceptions. Additionally, under the terms of our Series B Preferred Stock, a dividend on our Common Stock may not be declared if the Company has not satisfied or cannot satisfy in full redemption payments owed to holders of Series B Preferred Stock.

Additionally, the Credit Agreement, dated as of April 30, 2021, by and among the Company, Garrett LX I S.à r.l., Garrett Motion Holdings Inc. and Garrett Motion Sàrl, the lenders and issuing banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent (as amended, amended and restated, or supplemented, including by that certain Amendment No. 1 dated January 11, 2022 and that certain Amendment No. 2 dated March 23, 2022, the “Credit Agreement”), includes restrictions on the Company’s ability to pay dividends or make distributions on, or redeem or otherwise acquire, shares of its Common Stock, and to pay participating dividends on shares of its Series A Preferred Stock, in each case subject to certain exceptions and carve-outs.

For information on restrictions on the payment of dividends on the Common Stock pursuant to the terms of the Series A Preferred Stock, see “Series A Preferred Stock — Dividends” below.

Voting

The holders of the Common Stock are entitled to one vote for each share held of record on all matters on which stockholders generally are entitled to vote. Except as otherwise required by law, holders of Common Stock are not entitled to vote on any amendment to the Certificate of Incorporation (including any Certificates of

Designations relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon.

Subject to the rights of any outstanding series of preferred stock, directors will be elected by a majority of the votes cast, provided that, in contested elections, directors will be elected by a plurality of the validly cast votes represented in person or by proxy with respect to the election. There are no cumulative voting rights for the election of directors.

For information on the voting rights of holders of the Series A Preferred Stock, see “Series A Preferred Stock — Voting” below. For information on the voting rights of holders of the Series B Preferred Stock, see “Series B Preferred Stock — Voting” below.

Other Rights

Subject to the preferential liquidation rights of any preferred stock that may be outstanding, including the Series A Preferred Stock and the Series B Preferred Stock, upon the Company’s liquidation, dissolution or winding-up, the holders of the Common Stock are entitled to share ratably in the Company’s assets legally available for distribution to stockholders.

Under the terms of the Certificate of Incorporation and the Bylaws, the Company is prohibited from issuing any non-voting equity securities, provided that such restriction (i) only applies to the extent required under Section 1123(a)(6) of the Bankruptcy Code, (ii) only for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Company and (iii) may be amended or eliminated in accordance with applicable law as from time to time may be in effect. Such a restriction in no way restricts or prevents the issuance of any shares of Series B Preferred Stock, regardless of any voting rights granted thereto.

Fully Paid

The issued and outstanding shares of the Common Stock are fully paid and non-assessable. Any additional shares of Common Stock that the Company may issue in the future will also be fully paid and non-assessable.

The holders of the Common Stock do not have preemptive rights or preferential rights to subscribe for shares of the Company’s capital stock.

Series A Preferred Stock

Dividends

Holders of the Series A Preferred Stock will be entitled to receive, when, as and if declared by a committee of disinterested directors of the Board, which currently consists of Daniel Ninivaggi, Julia Steyn, Robert Shanks, and D’aun Norman (the “Disinterested Directors Committee”) out of funds legally available for such dividend, cumulative cash dividends at an annual rate of 11% on the stated amount per share plus the amount of any accrued and unpaid dividends on such share, accumulating on a daily basis and payable quarterly on January 1, April 1, July 1 and October 1, respectively, in each year. Such a dividend will not be declared at any time when Consolidated EBITDA (as defined in the Series A Certificate of Designations) of the Company and its subsidiaries for the most recent four fiscal quarters for which financial statements of the Company are available is less than $425,000,000. Dividends on the Series A Preferred Stock will accumulate whether or not declared. Under the terms of our Series B Preferred Stock, a dividend on the Series A Preferred Stock may not be declared so long as the Company has not satisfied or cannot satisfy in full any deferred redemption payments or redemption payments owed on the next scheduled redemption date to holders of Series B Preferred Stock.

Holders of the Series A Preferred Stock will also be entitled to such dividends paid to holders of Common Stock to the same extent as if such holders of Series A Preferred Stock had converted their shares of Series A Preferred Stock into Common Stock (without regard to any limitations on conversions) and had held such shares of

Common Stock on the record date for such dividends and distributions. Such payments will be made concurrently with the dividend or distribution to the holders of the Common Stock. However, the Credit Agreement includes restrictions on the Company’s ability to pay such participating dividends on shares of its Series A Preferred Stock and dividends on shares of its Common Stock, in each case subject to certain exceptions and carve-outs.

So long as any shares of Series A Preferred Stock remain outstanding, no dividend shall be paid or declared, and no distribution shall be made, on any class of Common Stock or any future class of preferred stock established thereafter by the Board (other than any series of capital stock that ranks pari passu to the Series A Preferred Stock) (such stock “Dividend Junior Stock”), other than a dividend payable solely in Dividend Junior Stock, unless (i) all cumulative accrued and unpaid preference dividends on all outstanding shares of Series A Preferred Stock have been paid in full and the full dividend thereon due has been paid or declared and set aside for payment and (ii) all prior redemption requirements with respect to Series A Preferred Stock have been complied with. Notwithstanding this limitation, the Certificate of Designations for the Series A Preferred Stock permits the payment or declaration of a dividend, or the making of a distribution, on Dividend Junior Stock even if there are cumulative accrued and unpaid Preference Dividends that have not been paid in full or the full dividend for the then current Preference Dividend Period has not been paid or declared and set aside for payment, but only if (x) the distribution consists of the purchase, redemption or other acquisition by the Company of Dividend Junior Stock for cash, and such distribution is approved by the Disinterested Directors Committee of the Board and ratified by the affirmative vote of at least two-thirds of the Board, or (y) the holders of Series A Preferred Stock participate ratably in the dividend or distribution, and such dividend or distribution is declared or approved by the Disinterested Directors Committee of the Board and ratified by the affirmative vote of a majority of the Board.

Voting

Holders of the Series A Preferred Stock will be entitled to vote together as a single class with the holders of Common Stock, with each such holder entitled to cast the number of votes equal to the number of votes such holder would have been entitled to cast if such holder were the holder of a number of shares of Common Stock equal to the whole number of shares of Common Stock that would be issuable upon conversion of such holder’s shares of Series A Preferred Stock in addition to a number of shares of Common Stock equal to the amount of cumulative unpaid preference dividends (whether or not authorized or declared) divided by the lesser of (i) the fair market value per share of such additional shares and (ii) the fair market value per share of the Common Stock.

So long as any shares of Series A Preferred Stock are outstanding, a vote or the consent of the holders representing a majority of the Series A Preferred Stock will be required for (i) effecting or validating any amendment, modification or alteration to the Certificate of Incorporation that would authorize or create, or increase the authorized amount of, any shares of any class or series or any securities convertible into shares of any class or series of capital stock that would rank senior or pari passu to the Series A Preferred Stock with respect to dividend payments or upon the occurrence of a liquidation, (ii) any increase in the authorized number of shares of Series A Preferred Stock or of any series of capital stock that ranks pari passu with Series A Preferred Stock, (iii) effecting or validating any amendment, alteration or repeal of any provision of the Certificate of Incorporation or Bylaws that would have an adverse effect on the rights, preferences, privileges or voting power of Series A Preferred Stock or the holders thereof in any material respect, or (iv) any action or inaction that would reduce the stated amount of any share of Series A Preferred Stock to below $5.25 per share.

Liquidation

Upon liquidation, Series A Preferred Stock will rank senior to the Common Stock and to the Series B Preferred Stock, and will have the right to be paid, out of the assets of the Company legally available for distribution to its stockholders, an amount equal to the Aggregate Liquidation Entitlement (as defined in the Series A Certificate of Designations) for all outstanding shares of Series A Preferred Stock.

Other Rights

All shares of Series A Preferred Stock will automatically convert to shares of Common Stock, at a conversion price of $5.25 per share of Common Stock (subject to adjustment as described in the Series A Certificate of Designations) (the “Conversion Price”) upon either (i) the election of holders representing a majority of the then-

outstanding Series A Preferred Stock or (ii) the occurrence of a Trading Day (as defined in the Series A Certificate of Designations) at any time on or after the date which is two years after the Effective Date on which (A) the aggregate stated amount of all outstanding shares of Series B Preferred Stock is an amount less than or equal to $125,000,000, (B) the Common Stock is traded on a Principal Exchange, a Fallback Exchange or an Over-the-Counter Market (each as defined in the Series A Certificate of Designations) and, in each case, the Automatic Conversion Fair Market Value (as defined in the Series A Certificate of Designations) of the Common Stock exceeds 150% of the Conversion Price, and (C) the Consolidated EBITDA (as defined in the Series A Certificate of Designations) of the Company and its subsidiaries for the last twelve months ended as of the last day of each of the two most recent fiscal quarters is greater than or equal to $600,000,000.

Shares of Series A Preferred Stock are also convertible into Common Stock at any time at the option of the holder, effective on January 1, April 1, July 1 and October 1 in each year, or on the third business day prior to the date of redemption of the outstanding shares of the Series A Preferred Stock as described in the following paragraph.

The Company may, at its election, redeem all but not less than all of the outstanding shares of Series A Preferred Stock (i) at any time following the date which is six years after the Effective Date or (ii) in connection with the consummation of a Change of Control (as defined in the Series A Certificate of Designations), in either case for a cash purchase price equal to $5.25 per share plus cumulative unpaid preference dividends (whether or not authorized or declared) as of the redemption date.

Series B Preferred Stock

Dividends

The Series B Preferred Stock will not be entitled to any dividends or other distributions or payments other than the scheduled redemption payments and payments upon liquidation as provided in the Series B Certificate of Designations.

Scheduled Redemptions

On April 30 of each year, beginning on April 30, 2022 and ending on April 30, 2030, on which any shares of Series B Preferred Stock are outstanding (each a “Scheduled Redemption Date”), the Company will redeem, pro rata from each holder, an aggregate number of shares of Series B Preferred Stock equal to a scheduled redemption amount with respect to such Scheduled Redemption Date as set forth in the Series B Certificate of Designations divided by $1.00 per share (the “Scheduled Redemption Amounts”), provided that the Company will not be obligated to redeem the shares of Series B Preferred Stock on a Scheduled Redemption Date if, as of such date, (i) the consolidated EBITDA of the Company and its subsidiaries measured as of the end of the most recently completed fiscal year is less than $425,000,000 or (ii) the Company does not have sufficient funds legally available to pay the redemption amount due on such Scheduled Redemption Date. Shares of Series B Preferred Stock whose redemption on a Scheduled Redemption Date is deferred, and which are not thereafter redeemed in accordance with the applicable Initial Deferral Payment Schedule (as defined in the Series B Certificate of Designations) will accrue interest from and after the time that the Company fails to make redemption payments in accordance with the applicable Initial Deferral Payment Schedule. Any shares of Series B Preferred Stock that have not been redeemed on a Scheduled Redemption Date outstanding as of April 30, 2030, will be redeemed on April 30, 2030.

Voting

Except as required by law, the holders of Series B Preferred Stock will have no voting rights, provided that a vote or the consent of the holders representing a majority of the Series B Preferred Stock will be required to effect or validate (i) any amendment, modification or alteration to the Certificate of Incorporation that would authorize or create, or increase the authorized amount of, any shares of any class or series or any securities convertible into shares of any class or series of capital stock that would rank senior to the Series B Preferred Stock, (ii) any amendment, modification or alteration to the Certificate of Incorporation that would authorize or create, or increase the authorized amount of, any shares of any class or series of capital stock that would rank pari passu to the Series B Preferred Stock on the occurrence of a liquidation, (iii) entry by the Company or any of its subsidiaries into any agreement containing or imposing, directly or indirectly, any restriction (including, but not limited to, any covenant or agreement) on the Company’s ability to make required payments on or redeem the shares of Series B Preferred Stock, (iv) any amendment, modification, alteration or repeal of any provision of the Certificate of Incorporation or any other certificate of designations of the Company that would have an adverse effect, in any material respect, on the rights, preferences, privileges or voting power of the shares of Series B Preferred Stock or any holder thereof or any amendment, modification, alteration or repeal of the Series B Certificate of Designations, (iv) any increase in the number of members of the Board at a time when the sum of (x) the aggregate value of deferred Scheduled Redemption Amounts relating to past Scheduled Redemption Dates (plus any unpaid interest accruing thereon) plus (y) the aggregate present value of future Scheduled Redemption Amounts, calculated using a discount rate of 7.25% (such sum, the “Aggregate Series B Liquidation Preference”) is greater than $125,000,000 or (vi) any action or inaction that would reduce the stated amount of any share of Series B Preferred Stock to below $1.00 per share.

Other Rights

Upon liquidation, the Series B Preferred Stock will rank (A) senior to the Common Stock and (B) junior to the Series A Preferred Stock, and will have a right to be paid the Aggregate Series B Liquidation Preference.

The Company will be automatically obligated to redeem all shares of Series B Preferred Stock upon (i) a Change of Control (as defined in the Series B Certificate of Designations), (ii) an assertion from the Company or the Board that any portion of the Series B Preferred Stock or any of the Company’s obligations under the Series B Certificate of Designations are invalid or unenforceable, (iii) if indebtedness outstanding under the Credit Agreement is accelerated (and such acceleration is not rescinded), or (iv) the Company or any of its material subsidiaries enters bankruptcy or similar proceedings affecting creditors’ or equity holders’ rights.

Each holder of Series B Preferred Stock will have the right to require the Company to redeem all, but not less than all, of such holder’s shares of Series B Preferred Stock if the Consolidated EBITDA (as defined in the Series B Certificate of Designations) of the Company and its subsidiaries exceeds $600,000,000 for two consecutive fiscal quarters.

Under the terms of the Series B Certificate of Designations, the Majority in Interest (as defined in the Series B Certificate of Designations) has the exclusive right, voting separately as a class, to elect or appoint one director to the Board (such director the “Series B Director”).

The Majority in Interest has a continuing right, voting separately as a class, to elect or appoint the Series B Director, and an exclusive right to remove the Series B Director at any time for any reason or no reason (with or without cause), subject to the rights of other holders to remove any Series B Director for cause to the extent provided by the DGCL, until the first date on which the Aggregate Series B Liquidation Preference is not greater than $125,000,000 (the “Series B Threshold Date”). From and after the Series B Threshold Date, the Majority in Interest will have no right to elect or appoint any directors to the Board. If the Majority in Interest is no longer entitled to elect or appoint a Series B Director, then the then-serving Series B Director will automatically be deemed to have resigned from the Board.

So long as any shares of Series B Preferred Stock are outstanding, the Company may not take certain actions without the written consent of the Majority in Interest (as defined in the Series B Certificate of Designations), including, among other things, increasing the size of the Board of Directors so long as the Aggregate Series B Liquidation Preference is greater than $125,000,000.

Anti-Takeover Protections

Certain provisions in the Certificate of Incorporation and the Bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board and in the policies formulated by the Board and to discourage certain types of transactions that may involve an actual or threatened change of control.

Removal

Subject to the rights of holders of any one or more series of preferred stock, the Certificate of Incorporation provides that (i) any director may be removed with or without cause and (ii) the removal of any director, with or without cause, will require the affirmative vote of the holders of at least a majority of the combined voting power of the then-outstanding shares of all classes and series of capital stock generally entitled to vote in the election of directors of the Company.

For information on the rights of holders of Series A Preferred Stock and Series B Preferred Stock regarding the removal of directors, see “— Series B Preferred Stock — Voting” above and “Series A Investor Rights Agreement” below.

Blank Check Preferred Stock

The Certificate of Incorporation authorizes the Board to designate and issue, without any further vote or action by the stockholders (subject to the rights of the holders of the Series A Preferred Stock and the Series B Preferred Stock, as set out above), out of the unissued shares of preferred stock, series of preferred stock and, with respect to such series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of the series, and the preferences and relative, participating, optional and other rights, if any, and any qualifications, limitations or restrictions, of the shares of such series. The ability to issue such preferred stock could discourage potential acquisition proposals and could delay or prevent a change in control.

Stockholder Action by Written Consent

Prior to the first date on which either the Centerbridge Investors (as defined below) or the Oaktree Investors (as defined below) cease to have the right to designate two individuals for election to the Board (such date, the “Transition Date”), any action required or permitted to be taken at any annual or special meeting of the Company’s stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock of the Company having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted so long as the Board has unanimously recommended that the Company’s stockholders take such action. On and after the Transition Date, and subject to the rights of the holders of any outstanding series of preferred stock, any action required or permitted to be taken by the holders of any class or series of stock of the Company may be taken only upon the vote of stockholders at annual or special meetings duly called and may not be taken by written consent of the stockholders.

Special Stockholder Meetings

The Certificate of Incorporation and the Bylaws provide that a special meeting of stockholders may only be called by the affirmative vote of a majority of the Board, the Chairman of the Board, the Chief Executive Officer (or, in the absence of a Chief Executive Officer, the President) of the Company, or by the holders of a majority of the then-outstanding shares of Series A Preferred Stock, for so long as the Centerbridge Investors and the Oaktree Investors beneficially own, in the aggregate, a majority of the then outstanding shares of Series A Preferred Stock. Each special meeting shall be held at such date, time and place either within or without the State of Delaware, or by means of remote communication, as may be determined by the Board and as specified in the notice of meeting. Except as described herein, stockholders may not call or request special meetings of stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals

The Bylaws establish advance notice procedures for stockholder proposals to be brought before an annual meeting of the Company’s stockholders and proposed nominations of persons for election to the Board to be brought before an annual or special meeting of the stockholders. Although the Bylaws do not give the Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

No Cumulative Voting

The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless the company’s certificate of incorporation provides otherwise. The Certificate of Incorporation does not provide for cumulative voting.

Amendments to Certificate of Incorporation and Bylaws

The DGCL provides that the affirmative vote of holders of a majority of a company’s voting stock then outstanding is required to amend such company’s certificate of incorporation unless the company’s certificate of incorporation provides a higher threshold, and our Certificate of Incorporation does not provide for a higher threshold. The Certificate of Incorporation provides that the By-Laws may be amended by the Board or by the affirmative vote of holders of at least a majority of the combined voting power of the then-outstanding shares of the Company’s capital stock entitled generally to vote in the election of directors of the Company, voting together as a single class. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this the Certificate of Incorporation, the DGCL, or a Certificate of Designations setting forth the terms of such series of Preferred Stock.

Section 203 of the DGCL

The Company is subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder.

The acquisition of shares of Series A Preferred Stock pursuant to the Plan by the Centerbridge Investors and the Oaktree Investors was approved by the Board for the purposes of Section 203 of the DGCL.

Limitation on Liability of Directors and Indemnification of Directors and Officers

Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, and the Certificate of Incorporation includes such an exculpation provision. The Bylaws and Certificate of Incorporation include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director, officer or agent of the Company, or for serving at the Company’s request as a director, officer or agent at another corporation or enterprise, as the case may be. The Bylaws and Certificate of Incorporation also provide that the Company must indemnify and advance reasonable expenses to the Company’s directors, officers and employees, subject to receipt of an undertaking from the indemnified party as may be required under the DGCL. The Bylaws expressly authorize the Company to carry directors’ and officers’ insurance to protect the Company, its directors, officers and employees for some liabilities.

Exclusive Forum

The Certificate of Incorporation provides, in all cases to the fullest extent permitted by law, that unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery located within the State of Delaware is the sole and exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action asserting a claim of breach of a fiduciary duty owed by any of the Company’s directors, officers or other employees or stockholders to the Company or its stockholders, any action asserting a claim arising pursuant to the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery located in the State of Delaware, any action asserting a claim governed by the internal affairs doctrine or any other action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL. However, if the Court of Chancery within the State of Delaware does not have jurisdiction, the action may be brought in any other state or federal court located within the State of Delaware.

In addition, the Certificate of Incorporation provides that, unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act shall be the federal district courts of the United States.

Nothing in the Certificate of Incorporation precludes stockholders that assert claims under the Exchange Act, from bringing such claims in federal court to the extent that the Exchange Act confers exclusive federal jurisdiction over such claims, subject to applicable law.

Although the Certificate of Incorporation contains the choice of forum provision described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable. For example, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act.

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock and Series A Preferred Stock is Equiniti Trust Company. The registrar for the Series B Preferred Stock is Equiniti Trust Company.

Listing

The Common Stock and the Series A Preferred Stock are listed on the Nasdaq Global Select Market.

Registration Rights Agreement

Pursuant to the Plan, the Company and certain holders of the Common Stock and Series A Preferred Stock (the “Registration Rights Holders”) executed the Registration Rights Agreement, dated as of the Effective Date.

Pursuant to the Registration Rights Agreement, the Company was obligated to provide, and as of the date of the filing of the original Registration Statement had already provided, notice to the Accredited Investor Eligible Holders (as defined in the Registration Rights Agreement) that they are (i) able to become parties to the Registration Rights Agreement and (ii) participate in the Shelf Registration Statement (the “Shelf Notice”). The Company agreed to use its reasonable best efforts to file with the SEC a shelf registration statement on Form S-1, the (“Shelf Registration Statement”), of which this prospectus is a part, covering the resale of all of the Registrable Securities (as defined in the Registration Rights Agreement) on a continuous basis as promptly as practicable following the Effective Date (taking into account the need to provide Accredited Investor Eligible Holders a reasonable opportunity to respond to the Shelf Notice (as defined below) and in any event no later than 30 days following the Effective Date). As promptly as practicable thereafter, the Company agreed to use its reasonable best efforts to cause such Shelf Registration Statement to become effective on the earliest date practicable.

At any time following the Effective Date, any Registration Rights Holders who, directly or indirectly, together with their respective affiliates, have beneficial ownership of at least 7.5% of the then issued and outstanding shares of Common Stock, after giving effect to the conversion of the Series A Preferred Stock (such Registration Rights Holders, the “Required Investors”), may request registration of all or any portion of the Registrable Securities beneficially owned by such Required Investors on Form S-1 or, if available, on Form S-3 (each, a “Demand Registration”). Unless there is a currently effective Shelf Registration Statement covering such Registrable Securities, the Company will effect such Demand Registration by filing with the SEC a registration statement within (i) 60 days in the case of a registration statement on Form S-1 and (ii) 30 days in the case of a registration statement on Form S-3. The aggregate number of Demand Registrations on Form S-1 that may be requested by the Required Investors shall not exceed four; the Required Investors may request an unlimited number of Demand Registrations on Form S-3.

The relevant Required Investors may request to effectuate any offering of Registrable Securities by means of an underwritten offering, provided that the aggregate gross proceeds of such public offering are expected to be at least $50 million. The Company will not be required to effect more than one underwritten offering in any 90-day period.

In the event the Company proposes to file a Shelf Registration Statement with respect to any offering of its equity securities, the Company will give written notice of such proposed filing to the Registration Rights Holders as soon as practicable (but in no event less than five business days prior to the proposed date of public filing of such shelf), and such notice shall offer the Registration Rights Holders the opportunity to register under such registration statement the resale of such number of Registrable Securities as each such Registration Rights Holder may request in writing (a “Piggyback Registration”). If the Company proposes to file a registration statement that is not a Shelf Registration Statement with respect to any offering of its equity securities, the Company will give written notice of such proposed filing to certain of the Registration Rights Holders (the “Piggyback Eligible Investors”), and such notice shall offer the Piggyback Eligible Investors the opportunity to make a Piggyback Registration. If the Company proposes to undertake an underwritten offering pursuant to a registration statement for which there was a Piggyback Registration, the Piggyback Eligible Investors may be entitled to participate in such underwritten offering, subject to customary “cutback” provisions in certain circumstances.

If requested by the managing underwriter or underwriters in the event of any underwritten public offering of equity securities by the Company, each holder of Registrable Securities participating in such sale agrees, as a condition to such holder’s participation in the offering, to execute a lock-up agreement, which will provide for restrictions on transferring the Company’s capital stock as specified in the Registration Rights Agreement. Additionally, in connection with any underwritten public offering of Registrable Securities and upon the request of the managing underwriter or underwriters, the Company will agree not to effect any public sale or distribution of any Lock-Up Securities (as defined in the Registration Rights Agreement).

The Registration Rights Agreement includes customary indemnification provisions. The Company will be responsible for its own expenses associated with the performance of its obligations under the Registration Rights Agreement and certain fees and expenses of legal counsel to the relevant Registration Rights Holders. Except as described in the preceding sentence, the Registration Rights Holders will bear their own expenses, including any underwriting discounts, selling commissions and transfer taxes applicable to any sale of Registrable Securities.

The Registration Rights Agreement will automatically terminate upon the later of (i) the expiration of the Shelf Period (as defined in the Registration Rights Agreement) and (ii) at such time as no Registrable Securities remain outstanding.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Registration Rights Agreement, which is attached to the Registration Statement of which this prospectus forms a part as Exhibit 4.1 and is incorporated by reference herein.

Series A Investor Rights Agreement

Pursuant to the Plan, the Company entered into a Series A Investor Rights Agreement (the “Series A Investor Rights Agreement”) with Centerbridge Credit Partners Master, L.P. (“Centerbridge Credit”), Centerbridge Special Credit Partners III-Flex, L.P. (“Centerbridge Special Credit” and, together with Centerbridge Credit, the “Centerbridge Investors”), OCM Opps GTM Holdings, LLC (“OCM Opps”), Oaktree Value Opportunities Fund Holdings, L.P. (“Oaktree Value”), Oaktree Phoenix Investment Fund, L.P. (“Oaktree Phoenix”) and Oaktree Opportunities Fund Xb Holdings (Delaware), L.P. (“Oaktree Opportunities” and, together with OCM Opps, Oaktree Value and Oaktree Phoenix, the “Oaktree Investors”) and the other signatories thereto (the “Additional Investors” and, together with the Centerbridge Investors and the Oaktree Investors, the “Series A Investors”). Pursuant to the Series A Investor Rights Agreement, as of the Effective Date, the Centerbridge Investors and Oaktree Investors each have the right to designate three directors for election to the Board and the Additional Investors have the right to designate one director for election to the Board. One director will be the chief executive officer of the Company.

The Centerbridge Investors and Oaktree Investors each have a continuing right to designate three directors to the Board, subject to their respective (and permitted transferees’) beneficial ownership of at least 60% of their respective aggregate initial ownership interest as of the Effective Date (the “Initial Investor Interest”), at least one of which will not be employed by Centerbridge Investors or Oaktree Investors, as applicable, or their respective affiliates. If the Centerbridge Investors or Oaktree Investors, as applicable, beneficially own less than 60% but at least 40% of their respective Initial Investor Interest, then they will each have the right to designate at least two directors to the Board. If the Centerbridge Investors or Oaktree Investors, as applicable, beneficially own less than 40% but at least 20% of their respective Initial Investor Interest, then they will each have the right to designate at least one director to the Board. If the Centerbridge Investors or Oaktree Investors, as applicable, cease to own at least 20% of their respective Initial Investor Interest, then they will have no right to designate any directors to the Board.

Pursuant to the Series A Investor Rights Agreement, the Additional Investors have a continuing right to designate one director for election to the Board, subject to their (and permitted transferees’) beneficial ownership of at least 60% of their Initial Investor Interest. If the Additional Investors beneficially own less than 60% of their Initial Investor Interest, then they have no right to designate any directors to the Board. The designee of the Additional Investors shall be the person nominated, separately and not jointly, by those Additional Investors holding at least 65% of the shares of Series A Preferred Stock held by the Additional Investors at such time. After the Additional Investors no longer have a right to designate a director as described above, if the Company becomes aware that at least 20% of the Series A Preferred Stock issued as of the Effective Date is held by stockholders other than the Centerbridge Investors and Oaktree Investors, then the holders of a majority of the Series A Preferred Stock then outstanding (excluding Series A Preferred Stock held by the Centerbridge Investors and the Oaktree Investors) will collectively have the right to designate one director to the Board.

If the number of individuals that any Series A Investor has the right to designate for election to the Board is decreased in accordance with the foregoing, then the corresponding number of directors designated by such Investor will immediately offer to resign from the Board under the terms of the Series A Investor Rights Agreement.

The Company is restricted under the Series A Investor Rights Agreement from increasing the size of the Board without the written consent of the Series A Investors holding a majority of the then-outstanding Series A Preferred Stock for so long as the outstanding Series A Preferred Stock represents, in the aggregate, a majority of the combined voting power of the then-outstanding shares of all classes and series of capital stock of the Company entitled generally to vote in the election of directors of the Company.

The foregoing description of the Series A Investor Rights Agreement is not complete and is qualified in its entirety by reference to the Series A Investor Rights Agreement, which is attached to the Registration Statement of which this prospectus forms a part as Exhibit 4.2 and is incorporated herein by reference.

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

This section describes the material United States federal income tax consequences of our Common Stock and Series A Preferred Stock. It applies to you only if you acquire your Common Stock and Series A Preferred Stock in this offering from a selling shareholder and you hold your Common Stock and Series A Preferred Stock as capital assets for tax purposes. This discussion addresses only United States federal income taxation and does not discuss all of the tax consequences that may be relevant to you in light of your individual circumstances, including foreign, state or local tax consequences, estate and gift tax consequences, and tax consequences arising under the Medicare contribution tax on net investment income or the alternative minimum tax. This section does not apply to you if you are a member of a special class of holders subject to special rules, including:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for securities holdings,

•	a tax-exempt organization,

•	a life insurance company,

•	a person that actually or constructively owns 10% or more of the combined voting power of our voting stock or of the total value of our stock,

•	a person that holds our Common Stock and Series A Preferred Stock as part of a straddle or a hedging or conversion transaction,

•	a person that purchases or sells our Common Stock and Series A Preferred Stock as part of a wash sale for tax purposes, or

•	a U.S. holder (as defined below) whose functional currency is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986 (“Code”), as amended, its legislative history, existing and proposed regulations, published rulings, court decisions, and published positions of the Internal Revenue Service (“IRS”) all as currently in effect. These authorities are subject to change, possibly on a retroactive basis.

If an entity or arrangement that is treated as a partnership for United States federal income tax purposes holds our Common Stock and Series A Preferred Stock, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding our Common Stock and Series A Preferred Stock should consult its tax advisor with regard to the United States federal income tax treatment of an investment in our Common Stock and Series A Preferred Stock You are a U.S. holder if you are a beneficial owner of our Common Stock and Series A Preferred Stock and you are, for United States federal income tax purposes:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

A “non-U.S. holder” is a beneficial owner of our Common Stock and Series A Preferred Stock that is not a United States person and is not a partnership for United States federal income tax purposes.

You should consult your own tax advisor regarding the United States federal, state and local tax consequences of owning and disposing of our Common Stock and Series A Preferred Stock in your particular circumstances.

U.S. Holders of Common Stock

Amounts paid to a U.S. Holder that are treated as dividends are generally taxable for U.S. federal income tax purposes. Generally, any distributions paid on our Common Stock to a U.S. Holder will be treated as a dividend to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. To the extent the amount of any distribution exceeds available earnings and profits, the excess will be applied against and will reduce the Holder’s adjusted tax basis in respect of the stock as to which the distribution was made, but not below zero. Any remaining excess will be treated as gain from the sale or exchange of such stock. Dividends paid to a non-corporate U.S. Holder will qualify for taxation at preferential rates for qualified dividend income if such Holder meets certain holding period and other applicable requirements. If a U.S. Holder is a corporation, dividends received by it will be eligible for the dividends-received deduction if it meets certain holding period and other applicable requirements. U.S. Holders should consult their own tax advisers regarding the availability of the reduced dividend tax rate or dividends-received deduction in light of their particular circumstances.

Gain or loss that a U.S. Holder recognizes with respect to a sale or exchange of their Common Stock will be capital gain or loss if the Common Stock has been held by the U.S. Holder as a capital asset. Such gain or loss will generally be long-term capital gain or loss if the Common Stock has been held for more than one year.

Non-U.S. Holders of Common Stock

Subject to the discussions below regarding FATCA withholding (defined below) and backup withholding, except as described below, for a non-U.S. Holder of Common Stock, amounts treated as dividends with respect to Common Stock are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if the non-U.S. Holder is eligible for the benefits of an income tax treaty that provides for a lower rate, provided such Holder provides the applicable withholding agent with:

•

a valid IRS Form W-8BEN or W-8BEN-E, as applicable, or an acceptable substitute or applicable successor form upon which the non-U.S. Holder certifies, under penalties of perjury, the non-U.S. Holder’s status as a person who is not a United States person and entitlement to the lower treaty rate with respect to such payments; or

•

in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing the non-U.S. Holder’s entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If a non-U.S. Holder is eligible for a reduced rate of United States tax under an income tax treaty or because any such distribution is treated as a non-taxable return of capital or as capital gain because it is in excess of our current and accumulated earnings and profits as described above, the non-U.S. Holder may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the IRS.

If dividends paid to a non-U.S. Holder are “effectively connected” with such Holder’s conduct of a trade or business within the United States, and, if required by an income tax treaty, the dividends are attributable to a permanent establishment that the non-U.S. Holder maintains in the United States, payors are generally not required to withhold tax from the dividends, provided that the non-U.S. Holder has furnished to the relevant payor a valid IRS Form W-8ECI or an acceptable substitute or applicable successor form upon which such Holder certifies, under penalties of perjury, that:

•	such Holder is not a United States person; and

•	the dividends are effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States and are includible in such Holder’s gross income.

“Effectively connected” dividends are taxed on a net basis at rates applicable to United States citizens, resident aliens and domestic United States corporations.

For a corporate non-U.S. holder, “effectively connected” dividends received may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if it is eligible for the benefits of an income tax treaty that provides for a lower rate.

Any gain recognized on the sale or other taxable disposition of Common Stock by such non-U.S. Holder generally will not be subject to United States federal income taxation unless:

•

the investment in Common Stock is effectively connected with the non-U.S. Holder’s United States trade or business, in which case the non-U.S. Holder will be subject to the same treatment as U.S. Holders with respect to any gain;

•

the non-U.S. Holder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the non-resident alien individual will be subject to a 30% tax on the individual’s net capital gains for the taxable year; or

•

we are a “United States real property holding corporation” within the meaning of the Code and applicable Treasury Regulations (“USRPHC”) at any time within the shorter of (i) the five-year period preceding the disposition or (ii) the non-U.S. Holder’s holding period for the Common Stock.

In general, a corporation is a USRPHC if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. In the event that we are determined to be a USRPHC, gain will, nonetheless, not be subject to tax as U.S. trade or business income if your holdings (direct and indirect, taking into account certain constructive ownership rules) at all times during the applicable period described in the third bullet point above constituted 5% or less of our Common Stock, provided that our Common Stock was regularly traded on an established securities market during such period. The Company has not made a determination as to whether we may be a USRPHC.

U.S. Holders of Series A Preferred Stock

Any distributions of cash received by a U.S. Holder of Series A Preferred Stock will be treated as a dividend to the extent of our current or accumulated earnings and profits of under U.S. federal income tax principles. To the extent the amount of such distribution exceeds available earnings and profits, the excess will be applied against and will reduce the Holder’s adjusted tax basis in respect of the stock as to which the distribution was made, but not below zero. Any remaining excess will be treated as gain from the sale or exchange of such stock. Dividends received by a non-corporate U.S. Holder will qualify for taxation at preferential rates for qualified dividend income if such Holder meets certain holding period and other applicable requirements. If a U.S. Holder is a corporation, dividends received by it will be eligible for the dividends-received deduction if it meets certain holding period and other applicable requirements. U.S. Holders should consult their own tax advisers regarding the availability of the reduced dividend tax rate or dividends-received deduction in light of their particular circumstances.

We intend to take the position that a holder of Series A Preferred Stock will not include anything in income in the absence of such a distribution of cash. A holder should be aware, however, that section 305 of the Code and the regulations thereunder provide rules that would require inclusion of income in the absence of cash under certain circumstances. In certain circumstances, a deemed dividend could result if there is a disproportionate distribution for purposes of Section 305(b)(2) of the Code that could require the inclusion of income in the absence of cash. These regulations are unclear and open to different interpretations, and it is in any case not clear how the regulations should be applied to this particular set of factual circumstances. We do not intend to seek a ruling from the IRS. The IRS could therefore disagree with our position, and it could ultimately prevail in court. If the IRS were to successfully disagree with our position, a holder could in effect be required to include dividends in income on a current basis as if we had elected to pay its dividends in cash and the holder had recontributed that cash to us in exchange for their additional rights on conversion or liquidation. A U.S. Holder could also be subject to charges for interest and penalties. A U.S. Holder should consult a tax advisor concerning the tax treatment of the Series A Preferred Stock, including the treatment of any actual or deemed distributions thereon, and the risk that a U.S. Holder could be required to include dividends in income in the absence of any receipt of cash. Except where noted, the remainder of this discussion assumes that our intended treatment of the Series A Preferred will be respected.

In general, a U.S. Holder should not recognize gain or loss upon the conversion of Series A Preferred Stock into shares of Common Stock. A U.S. Holder’s basis in the shares of Common Stock received will equal the basis of the shares of Series A Preferred Stock exchanged therefor, and the U.S. Holder’s holding period for such shares will include the holding period of the shares exchanges therefor. We intend to take the position that this treatment extends to any shares of Common Stock received in respect of the fact that the we did not declare dividends in cash during prior periods. As noted above, however, it is not clear how the regulations should be applied in this case. The IRS could disagree with our position, and it could ultimately prevail in court. If the IRS were to successfully disagree with our position and the conversion were treated as a dividend, a holder could be required to include the entire fair market value of such Common Stock in income as a dividend received at that time. A U.S. Holder could also be subject to charges for interest and penalties. A U.S. Holder should consult a tax advisor concerning the treatment of the conversion, including the risk that a U.S. Holder could be required to include such Common Stock in income as a dividend.

Non-U.S. Holders of Series A Preferred Stock

Subject to the discussions below regarding FATCA withholding and backup withholding, except as described below, for a non-U.S. Holder of Series A Preferred Stock, amounts treated as dividends with respect to Series A Preferred Stock are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if the non-U.S. Holder is eligible for the benefits of an income tax treaty that provides for a lower rate, provided such Holder provides the applicable withholding agent with:

•

a valid IRS Form W-8BEN or W-8BEN-E, as applicable, or an acceptable substitute or applicable successor form upon which the non-U.S. Holder certifies, under penalties of perjury, the non-U.S. Holder’s status as a person who is not a United States person and entitlement to the lower treaty rate with respect to such payments; or

•

in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing the non-U.S. Holder’s entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If a non-U.S. Holder is eligible for a reduced rate of United States tax under an income tax treaty or because any such distribution is treated as a non-taxable return of capital or as capital gain because it is in excess of our current and accumulated earnings and profits as described above, the non-U.S. Holder may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the IRS.

We intend to take the position that a holder of Series A Preferred Stock will not include anything in income in the absence of such a distribution of cash and consistent with such treatment, we expect that withholding, if applicable, would apply only to cash payments to a non-U.S. holder of Series A Preferred Stock. However, a non-U.S. Holder should review the discussion immediately above with regard to the taxation of U.S. Holders and focus on the portion thereof that deals with the risk that holders of Series A Preferred Stock might be required to include dividends in income in the absence of any receipt of cash at the time. A non-US holder could be subject to withholding in respect of such inclusion.

If dividends paid to a non-U.S. Holder are “effectively connected” with such Holder’s conduct of a trade or business within the United States, and, if required by an income tax treaty, the dividends are attributable to a permanent establishment that the non-U.S. Holder maintains in the United States, payors are generally not required to withhold tax from the dividends, provided that the non-U.S. Holder has furnished to the relevant payor a valid IRS Form W-8ECI or an acceptable substitute or applicable successor form upon which such Holder certifies, under penalties of perjury, that:

•	such Holder is not a United States person; and

•	the dividends are effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States and are includible in such Holder’s gross income.

“Effectively connected” dividends are taxed on a net basis at rates applicable to United States citizens, resident aliens and domestic United States corporations.

For a corporate non-U.S. holder, “effectively connected” dividends received may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if it is eligible for the benefits of an income tax treaty that provides for a lower rate.

In general, a non-U.S. holder should not recognize gain or loss upon the conversion of Series A Preferred Stock into shares of Common Stock. However, a non-U.S. Holder should review the discussion immediately above with regard to the taxation of U.S. Holders and the possibility that a portion of the Common Stock received could be included in income as a dividend. Any distribution (including constructive distributions) on our Series A Preferred Stock that is treated as a dividend paid to a non-U.S. Holder that is not effectively connected with the holder’s conduct of a trade or business in the United States will generally be subject to withholding tax as described above.

FATCA

Pursuant to sections 1471 through 1474 of the Code (commonly referred to as “FATCA”), foreign financial institutions (which term includes most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and other investment vehicles) and certain other foreign entities who do not comply with certain information reporting rules with respect to their U.S. account holders, investors or owners may be subject to a 30% withholding tax with respect to any payments of U.S.-source interest or dividends. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a non-U.S. Holder might be eligible for refunds or credits of such taxes. Non-U.S. Holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions to them based on their particular circumstances.

Information Reporting and Backup Withholding

Payments of interest or dividends and any other reportable payments, possibly including amounts received pursuant to the Plan and payments of proceeds from the sale, retirement or other disposition of the exchange consideration, may be subject to “backup withholding” (currently at a rate of 24%) if a recipient of those payments fails to furnish to the payor certain identifying information and, in some cases, a certification that the recipient is not subject to backup withholding. Backup withholding is not an additional tax. Any amounts deducted and withheld generally should be allowed as a refund or credit against that recipient’s U.S. federal income tax, provided that appropriate proof is timely provided under rules established by the IRS. Furthermore, certain penalties may be imposed by the IRS on a recipient of payments who is required to supply information but who does not do so in the proper manner. Backup withholding generally should not apply with respect to payments made to certain exempt recipients, such as corporations and financial institutions. Information may also be required to be provided to the IRS concerning payments, unless an exemption applies. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and information reporting and the procedures for obtaining such an exemption. U.S. Treasury regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of certain thresholds. Holders should consult their tax advisors regarding these regulations and whether the contemplated transactions under the Plan would be subject to these regulations and require disclosure on their tax returns.

The foregoing summary has been provided for informational purposes only and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular holder’s circumstances and income tax situation. All Holders are urged to consult their tax advisors concerning the federal, state, local, and other tax consequences.

PLAN OF DISTRIBUTION

We are registering the offer and sale by the selling security holders of an aggregate of 37,680,203 shares of Common Stock, 219,552,835 shares of Series A Preferred Stock and 219,552,835 shares of Common Stock issuable upon conversion of Series A Preferred Stock. Our registered Common Stock and Series A Preferred Stock trade on Nasdaq under the symbols “GTX” and “GTXAP”, respectively.

The Securities being registered for offer and sale are currently owned by the selling security holders. The selling security holders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling Securities or interests in Securities received after the date of this prospectus from a selling security holder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their Securities or interests in Securities on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling security holders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling security holder to sell a specified number of such shares at a stipulated price per share;

•	one or more underwritten offerings on a firm commitment or best efforts basis;

•	distributions of the shares by any selling security holder to its partners, members or stockholders;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The selling security holders may, from time to time, pledge or grant a security interest in some or all of the Securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Securities, from time to time, under this prospectus. The selling security holders also may transfer the Securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our Securities or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Securities in the course of hedging the positions they assume. The selling security holders may also sell Securities short and deliver these securities to close out their short positions, or loan or pledge the Securities to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling security holders from the sale of the Securities offered by them will be the purchase price of the Securities less discounts or commissions, if any. The selling security holders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Securities to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling security holders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling security holders and any underwriters, broker-dealers or agents that participate in the sale of the Securities or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling security holders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the Securities to be sold, the names of the selling security holders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Securities may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling security holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed with the selling security holders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been sold pursuant to and in accordance with the registration statement or with another registration statement filed under the Securities Act (but in no event prior to the applicable period referred to in Section 4(3) of the Securities Act and Rule 174 thereunder) and (2) the date on which each of the selling security holders holding shares covered by such registration statement no longer holds its Registrable Securities (as defined in the Registration Rights Agreement).

There can be no assurance that the selling security holders will sell any or all of the Securities registered pursuant to the registration statement, of which this prospectus forms a part.

Once sold under the registration statement, of which this prospectus forms a part, the Securities will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the Securities offered hereby have been passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2021 and 2020, and for each of the three years in the period ended December 31, 2021, incorporated by reference in this Prospectus by reference to the Company’s annual report on Form 10-K for the year ended December 31, 2021, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte SA, an independent registered public accounting firm, as stated in their reports which express an unqualified opinion on the financial statements and an adverse opinion on the effectiveness of the Company’s internal control over financial reporting. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form S-1 (including the exhibits, schedules and amendments thereto) under the Securities Act, with respect to our Securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and the Securities offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or any other document are summaries of the material terms of this contract, agreement or other document and are not necessarily complete. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved.

We file annual, quarterly and current reports and other information with the SEC (File No. 001-38636) pursuant to the Exchange Act. The SEC maintains a website that contains these and other reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov. Our filings are also available to the public on our website at www.garrettmotion.com.com, free of charge. Information on our website does not constitute part of this prospectus. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means we can disclose important information to you without actually including the specific information in this prospectus by referring to those documents. The information incorporated by reference is an important part of this prospectus.

If information in incorporated documents conflicts with information in this prospectus, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document. We incorporate by reference the documents listed below.

•	our Annual Report on for the year ended December 31, 2021, filed on February 14, 2022;

•	our Definitive Proxy Statement on Schedule 14A filed on April 15, 2022;

•	our Additional Definitive Proxy Materials on Schedule 14A filed with the SEC on April 15, 2022;

•	our Definitive Information Statement on Schedule 14C filed on February 9, 2022;

•	our Quarterly Report on for the quarter ended March 31, 2022, filed on April 28, 2022; and

•

our Current Reports on Form 8-K filed with the SEC on January 18, 2022 (Film No. 22533755), February 14, 2022 (Film No.  22625089), March 22, 2022 (Film No.  22760681), and May 27, 2022 (Film No. 22977731) (with respect to each of the foregoing, excluding any information furnished pursuant to Item 2.02 or Item 7.01).

We will provide a copy of these filings (including certain exhibits that are specifically incorporated by reference therein) to each person, including any beneficial owner, to whom a prospectus is delivered. You may request a copy of any or all of these filings at no cost, by writing or calling us at:

Garrett Motion Inc.

Attention: Jérôme Maironi

La Pièce 16, Rolle, Switzerland 1180

Phone: +41 21 695 30 00

Copies of certain information filed by us with the SEC, including our Annual Report and Quarterly Reports, are also available on our website at www.garrettmotion.com. Information contained on our website or that can be accessed through our website is not incorporated by reference herein.

You should read the information relating to us in this prospectus together with the information in the documents incorporated by reference. Nothing contained herein shall be deemed to incorporate information furnished to, but not filed with, the SEC.

GARRETT MOTION INC.

37,680,203 SHARES OF COMMON STOCK

219,552,835 SHARES OF SERIES A

PREFERRED STOCK

219,552,835 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF SERIES A PREFERRED STOCK

Prospectus

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses Of Issuance And Distribution

The following table sets forth the expenses payable by the Registrant expected to be incurred by us in connection with the registration of Securities offered hereby (other than underwriting discounts and commissions). All of such expenses are estimates, except for the SEC registration fee.

SEC registration fee	$210,063.91
Financial printer fees and expenses	160,000
Legal fees and expenses	280,000
Accounting fees and expenses	130,000

Total	$780,063.91

Item 14. Indemnification Of Directors And Officers

Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, and our Certificate of Incorporation includes such an exculpation provision. Our Certificate of Incorporation include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director, officer or agent of us, or for serving at our request as a director, officer or agent at another corporation or enterprise, as the case may be. Our Bylaws and Certificate of Incorporation also provide that we must indemnify and advance reasonable expenses to our directors, officers and employees, subject to our receipt of an undertaking from the indemnified party as may be required under the DGCL. Our Bylaws expressly authorize us to carry directors’ and officers’ insurance to protect us, our directors, officers and employees for some liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons in control of the operations of the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 15. Recent Sales Of Unregistered Securities

In connection with the Company’s emergence from bankruptcy and pursuant to the Plan, all existing shares of the Company’s old common stock were cancelled on the Effective Date, and the Company initially issued (i) 65,050,367 shares of the Company’s new Common Stock to holders of the Company’s old common stock as of March 15, 2021, (ii) 247,768,962 shares of Series A Preferred Stock to Centerbridge, Oaktree and certain other investors and parties, including in connection with committed direct equity investments in the amount of $668.8 million in cash and the consummation of a rights offering for $632 million backstopped on a fully committed basis and (iii) 834,800,000 shares of Series B Preferred Stock to Honeywell, in consideration for a global settlement of its outstanding claims against the Company.

The shares of Common Stock issued pursuant to the Plan were issued in reliance upon the exemption from the registration requirements of the Securities Act, provided by section 1145 of the Bankruptcy Code, or, only to the extent such exemption under section 1145 of the Bankruptcy Code is not available, Section 4(a)(2) of the Securities Act and the safe harbor contained in Regulation D thereunder.

The shares of Series A Preferred Stock issued pursuant to the Plan were issued in reliance upon the exemption from the registration requirements of the Securities Act, provided by section 1145 of the Bankruptcy Code, or, only to the extent such exemption under section 1145 of the Bankruptcy Code is not available, Section 4(a)(2) of the Securities Act and the safe harbor contained in Regulation D thereunder.

The shares of Series B Preferred Stock issued pursuant to the Plan were issued in reliance upon the exemption from the registration requirements of the Securities Act, provided by section 1145 of the Bankruptcy Code, or, only to the extent such exemption under section 1145 of the Bankruptcy Code is not available, Section 4(a)(2) of the Securities Act and the safe harbor contained in Regulation D thereunder.

Item 16. Exhibits And Financial Statement Schedules

(a)    Exhibits.

EXHIBIT INDEX

Exhibit Number	Description

2.1	Amended Debtors’ Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated April 26, 2021 (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed on April 27, 2021).

3.1	Second Amended and Restated Certificate of Incorporation of Garrett Motion Inc., dated April 30, 2021 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on April 30, 2021).

3.2	Amended and Restated Certificate of Designations of the Company’s Series A Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on February 14, 2022).

3.3*	Second Amended and Restated Certificate of Designations of the Company’s Series B Preferred Stock.

3.4	Third Amended and Restated Bylaws of Garrett Motion Inc., dated October 27, 2021 (incorporated by reference to Exhibit 3.5 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on February 14, 2022).

4.1	Registration Rights Agreement, dated as of April 30, 2021, among Garrett Motion Inc. and the holders party thereto (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on April 30, 2021).

4.2	Series A Investor Rights Agreement, dated as of April 30, 2021, among Garrett Motion Inc. and the investors named therein (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on April 30, 2021).

5.1*	Legal Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.

8.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to tax matters.

10.1	Credit Agreement, dated April 30, 2021, among Garrett Motion Inc., Garrett LX I S.à r.l., Garrett Motion Holdings, Inc., Garrett Motion Sàrl, the lenders and issuing banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 30, 2021).

10.2	Amendment No. 1, dated January 11, 2022, to the Credit Agreement, dated April 30, 2021, among Garrett Motion Inc., Garrett LX I S.à r.l., Garrett Motion Holdings, Inc., Garrett Motion Sàrl, the lenders and issuing banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent (incorporated by reference to Exhibit 10.31 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on February 14, 2022).

10.3*	Amendment No. 2, dated March 23, 2022, to the Credit Agreement, dated April 30, 2021, among Garrett Motion Inc., Garrett LX I S.à r.l., Garrett Motion Holdings, Inc., Garrett Motion Sàrl, the lenders and issuing banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

Exhibit Number	Description

10.4	Second Amended and Restated Plan Support Agreement, dated as of March 9, 2021, by and among the Debtors, Centerbridge Partners, L.P., Oaktree Capital Management, L.P., Honeywell International Inc. and the additional parties named therein (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 10, 2021).

10.5	Replacement Backstop Commitment Agreement, dated as of March 9, 2021, by and among Garrett Motion Inc. and the backstop parties party thereto (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on March 10, 2021).

10.6	Garrett Motion Inc. 2021 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 28, 2021)

10.7	Form of Garrett Motion Inc. 2021 Long-Term Incentive Plan Restricted Stock Unit Award Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on May 28, 2021)

10.8	Form of Garrett Motion Inc. 2021 Management Incentive Plan Restricted Stock Unit Award Agreement 2021 Performance-Based (Stock Price Goals) (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on May 28, 2021)

10.9	Form of Garrett Motion Inc. 2021 Management Incentive Plan Restricted Stock Unit Award Agreement 2021 Performance-Based (Adjusted EBITDA Margin) (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on May 28, 2021)

10.10	Form of Garrett Motion Inc. 2021 Long-Term Incentive Plan Non-Employee Director Restricted Stock Unit Award Agreement (incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K filed on May 28, 2021).

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on February 14, 2022).

23.1*	Consent of Independent Registered Public Accounting Firm, Deloitte SA.

23.2*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included as part of Exhibits 5.1 and 8.1).

24.1	Powers of Attorney (included in the signature pages to the initial Registration Statement).

24.2	Powers of Attorney (included in the signature pages hereto).

99.1	Order of the Bankruptcy Court, dated April 26, 2021, confirming the Amended Debtors’ Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on April 27, 2021).

107*	Filing Fee Table

*	Filed Herewith

(b)	Financial Statements Schedules

None.

Item 17. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (ii) and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)    If the registrant is relying on Rule 430B:

(A)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii)    If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)    The undersigned registrants hereby undertakes:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rolle, Switzerland, on the 9th day of June, 2022.

GARRETT MOTION INC.

By:	/s/ Jerome Maironi
Name: Jerome Maironi
Title: Senior Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of Olivier Rabiller, Sean Deason and Jerome Maironi, acting singly, as his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on June 9, 2022, by or on behalf of the following persons in the capacities indicated:

Signature	Title

*	President, Chief Executive Officer and Director (Principal Executive Officer)
Olivier Rabiller

*	Senior Vice President and Chief Financial Officer (Principal Accounting Officer)
Sean Deason

/s/ Joanne Lau	Chief Accounting Officer, VP and Controller (Principal Accounting Officer)
Joanne Lau

/s/ Tina Pierce	Director
Tina Pierce

*	Director
John Petry

*	Director
Steven Silver

*	Director
Steven Tesoriere

*	Director
Julia Steyn

*	Director
Robert Shanks

*	Director
Daniel Ninivaggi

*	Director
D’aun Norman

*By:	/s/ Jerome Maironi
Jerome Maironi Attorney-in-Fact